Exhibit 4.25

$100,000,000

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 17, 2003

among

LYONDELL FUNDING II, LLC, as the Seller,

LYONDELL CHEMICAL COMPANY

as the Servicer,

THE BANKS AND OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Purchasers,

CITICORP USA, INC.

as Asset Agent

and Administrative Agent

AND

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger

and Sole Bookrunner

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance

EXHIBIT B	Form of Seller Report

EXHIBIT C	Form of Lock-Box Agreement

EXHIBIT D	Form of Receivables Sale Agreement

EXHIBIT E	Form of Consent and Agreement

EXHIBIT F	Form of Notice of Purchase

EXHIBIT G	Form of Swing Purchase Request

EXHIBIT H	Form of Notice of Conversion or Continuation

EXHIBIT I-l	Form of Opinion of Baker Botts LLP, Counsel to the Seller and each Originator

EXHIBIT I-2	Form of Opinion of Internal Counsel to the Seller and each Originator

EXHIBIT I-3	Form of Opinion of Baker Botts LLP, Counsel to the Seller and each Originator (“true sale” and “no substantive consolidation” opinion)

EXHIBIT J	Form of Lyondell Undertaking

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts

SCHEDULE II	Credit and Collection Policy

SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number and Location of the Seller’s Principal Place of Business, Chief Executive Office and Office Where Records are Kept

SCHEDULE IV	Financing Statements

SCHEDULE V	Approved Non-U.S./Canadian Jurisdictions

SCHEDULE VI	Certain Obligors

SCHEDULE VII	Commitment Schedule

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT dated as of December 17, 2003 (this “Agreement”) among LYONDELL FUNDING II, LLC, a Delaware limited liability company (the “Seller”), LYONDELL CHEMICAL COMPANY, a Delaware corporation, as the Servicer (as hereinafter defined), the banks and other financial institutions listed on the signature pages hereof as the Initial Purchasers (the “Initial Purchasers”), and CITICORP USA, INC., a Delaware corporation (“CUSA”), as asset agent and administrative agent (the “Agent”) for the Purchasers.

PRELIMINARY STATEMENTS:

The Seller will from time to time purchase or otherwise acquire from the Originators Pool Receivables in which the Seller intends to sell interests referred to herein as Receivable Interests.

The Purchasers may at any time and from time to time purchase Receivable Interests from the Seller.

Lyondell Chemical Company has been requested and is willing to act as the Servicer upon the terms and subject to the conditions set forth herein.

CUSA has been requested and is willing to act as the Agent upon the terms and subject to the conditions set forth herein.

Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Adjusted LIBO Rate” means, with respect to any Yield Period for any Capital Investment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable 2 Business Days before the first day of such Yield Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Yield Period.

“Affiliate” (a) when used with respect to Lyondell only, means (i) any Person that directly, or indirectly through one or more intermediaries, controls Lyondell (a “Controlling Person”), (ii) any Person (other than a Subsidiary) which is controlled by or is under common control with a Controlling Person, (iii) any Lyondell Joint Venture or (iv) any Person (other than a Subsidiary) holding a direct or indirect equity interest in any Lyondell Joint Venture; and

(b) when used with respect to any Person other than Lyondell, means any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person.

The term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No director or officer of Lyondell shall be considered an Affiliate of Lyondell solely by virtue of holding such position.

“Agent’s Account” means the Deposit Account of the Agent (account number 3685-2248, ABA 021000089, Reference: CUSA – Medium Term Finance) maintained with Citibank at its office at 388 Greenwich Street, New York, New York 10013, Attention: David Jaffe, or such other account as the Agent shall specify in writing to the Seller, the Servicer and the Purchasers.

“Agent’s Fee” means those agency fees set forth in the Citicorp Fee Letter.

“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (or equivalent rate otherwise named);

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from 3 New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Rate.

“Applicable Base Rate” for any period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin.

“Applicable LIBO Rate” for any Yield Period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Adjusted LIBO Rate for such Yield Period plus (b) the Applicable Margin.

“Applicable Margin” means (a) for the initial period commencing on the Closing Date and ending on the last day of the calendar month in which the Agent receives unaudited financial statements of Lyondell and its Consolidated Subsidiaries as of, and for the fiscal quarter ending, June 30, 2004 in accordance with and satisfying the requirements of Section 5.5(b), in the case of Capital Investments having a Yield determined with reference to the Alternate Base Rate, 1.25% per annum and, in the case of Capital Investments having a Yield determined with reference to the Adjusted LIBO Rate, 2.25% per annum; and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

AVERAGE MONTHLY EXCESS AVAILABILITY	ALTERNATE BASE RATE	ADJUSTED LIBO RATE
Greater than or equal to $600,000,000	1.00%	2.00%
Less than $600,000,000 and greater than or equal to $300,000,000	1.25%	2.25%
Less than $300,000,000	1.50%	2.50%

provided, however, that upon the occurrence and during the continuance of an Event of Termination, the “Applicable Margin” shall be the sum of the otherwise applicable rate set forth in the table above for Alternate Base Rate or Adjusted LIBO Rate, as the case may be, plus 2.00% per annum. Changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all Capital Investments on the first day of the next calendar month.

“Applicable Reserve” means, at any date, an amount equal to (NRPB x RP) plus such reserves as agreed upon by the Agent and the Seller, with adjustments effective upon at least five Business Days’ notice by the Agent, where:

NRPB = the Net Receivables Pool Balance at the close of business of the Servicer on such date.

RP = the Reserve Percentage at the close of business of the Servicer on such date.

“Applicable Yield” means (a) for any Capital Investment (other than in respect of Swing Purchases), at the Seller’s election upon written notice to the Agent, given not later than 11:00 A.M. (New York time) on the third Business Day preceding (in the case of the Applicable LIBO Rate) or the Business Day of (in the case of the Applicable Base Rate) the applicable Investment Event, the Applicable LIBO Rate or the Applicable Base Rate, as the case may be and (b) for any Capital Investment in respect of a Swing Purchase, and for each other Obligation hereunder, the Applicable Base Rate.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that the Seller or Servicer is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Transaction Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communication” shall, unless otherwise agreed by the Agent, exclude (x) any Notice of Purchase, Swing Purchase Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Purchase, (ii) any notice relating to the payment due under any Transaction Document prior to the scheduled date therefor, (iii) any notice of any Potential Event of Termination or Event of Termination and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Purchase or other Investment Event.

“Approved Electronic Platform” has the meaning specified in Section 8.7.

“Assignee” means in the case of any assignment of any rights and obligations pursuant to Section 9.1, any Eligible Assignee as the assignee of such rights and obligations.

“Assignment and Acceptance” means an assignment and acceptance, in substantially the form of Exhibit A hereto, entered into by any Purchaser and an Assignee pursuant to Section 9.1.

“Available Capital” means, at any time (a) the Maximum Capital minus (b) the aggregate Capital outstanding at such time.

“Average Monthly Excess Availability” means, for any calendar month, the sum, without duplication, of (i) the average daily Total Excess Availability plus (ii) the average daily unrestricted cash of Lyondell and its Subsidiaries (as determined by Lyondell from treasury records on a non-GAAP basis), in each case for such calendar month.

“Bankruptcy Code” means title 11, United States Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Business Day” means any day (other than a Saturday or Sunday) on which (i) banks are not authorized or required to close in New York, New York or Houston, Texas and (ii) if the term “Business Day” is used in connection with the Adjusted LIBO Rate, dealings in United States dollars are carried on in the London interbank market.

“CA Administrative Agent” means JPMorgan Chase Bank, as administrative agent under the CA Collateral Documents, and any successor in such capacity.

“CA Collateral Documents” means the “Collateral Documents” as defined in the Credit Agreement.

“CA Excess Availability” means, at any time, the amount, if any, by which the aggregate available “Commitments” under (and as defined in) the Credit Agreement exceeds the aggregate amount of the “Revolving Outstandings” under (and as defined in) in the Credit Agreement, in each case, at such time.

“Capital” means, at any time, the sum of all Capital Investments outstanding of all Purchasers and the Swing Purchaser at such time.

“Capital Investment” means, with respect to any Purchaser, or Swing Purchaser, as the case may be, and in respect of any Receivable Interest, the original amount paid to the Seller for such

Receivable Interest at the time of its acquisition by such Purchaser or Swing Purchaser, as the case may be, pursuant to Section 2.1, 2.2 or 2.3, reduced from time to time by such Purchaser’s Ratable Portion of Collections received and distributed on account of such Capital pursuant to Section 2.6, 2.7 or 2.8, or with respect to the Swing Purchaser, any amounts received pursuant to Section 2.3(e); provided, however, that if such Capital Investment in respect of such Receivable Interest shall have been reduced by any distribution of any portion of Collections and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Capital Investment in respect of such Receivable Interest shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Cash Assets Account” means collectively, the Deposit Account of the Seller (account number 30553415, ABA 021000089, Reference: Lyondell Funding II, LLC/Cash Assets) and the Deposit Account of the Seller (account number 30553423, ABA 021000089, Reference: Lyondell Funding II, LLC/Cash Assets II), in each case maintained with Citibank at its office at 388 Greenwich Street, New York, New York 10013, Attention: David Jaffe, or such other account as the Seller and the Agent may agree.

“Cash Assets” means any cash on deposit in, and Liquid Investments held in, the Cash Assets Account.

“Cash Management Obligation” means any direct or indirect liability, contingent or otherwise, of the Seller in respect of cash management services (including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Agent, any Purchaser or any Affiliate or any of them) by the Agent in connection with this Agreement or any other Transaction Document, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” shall occur if at any time:

(a) any Person or group (within the meaning of Section 13 or 14 of the Exchange Act) of Persons (other than Millennium, Occidental and/or their Affiliates) shall have acquired Voting Control of 20% or more of the outstanding shares of common stock of Lyondell; or

(b) Continuing Directors shall cease to constitute a majority of Lyondell’s board of directors; or

(c) Lyondell shall cease to own, directly or indirectly, 100% of the Equity Interests in (x) the Seller or (y) any Originator (other than Lyondell) unless such other Originator ceases to be an Originator in accordance with Section 7.03 of the Receivables Sale Agreement.

“Citibank” means Citibank, N.A., a national banking association, and its successors.

“Citicorp Fee Letter” means the Administrative Agency and Collateral Monitoring Fee Letter dated November 12, 2003 among Lyondell, CUSA and Citigroup Global Markets Inc.

“Closing Date” means December 17, 2003.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collections” means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including (i) all cash proceeds of the Related Security with respect to such Pool Receivable and (ii) any amounts in respect of such Pool Receivable deemed to have been received, and actually paid, pursuant to Section 2.9(b) or Section 2.9(c).

“Commitment” means (i) in respect of each Initial Purchaser, the commitment of such Purchaser to make Purchases and acquire other Capital Investments in the aggregate amount set forth as the “Commitment” under the name of such Initial Purchaser on the signature pages hereto and (ii) in respect of each other Purchaser that became a Purchaser by entering into an Assignment and Acceptance, the amount set forth as the “Commitment” for such Purchaser in the Register maintained by the Agent pursuant to Section 9.2, in each case, as such amount may be reduced from time to time as the result of any assignment of any Commitment or any portion thereof pursuant to Section 9.1 or as such amount may be reduced from time to time pursuant to Section 2.4(a).

“Commitment Termination Date” means the fourth anniversary of the Closing Date.

“Concentration Account” means the Deposit Account of the Seller (account number 3751447168, ABA 111000012, Reference: Lyondell Funding II, LLC/A/R Concentration) maintained with Bank of America, N.A. at its office at 901 Main Street, Dallas, TX 75202 – 3714, or such other account as the Seller and the Agent may agree.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 2003 relating to Lyondell and the transactions contemplated by the Transaction Documents.

“Consent and Agreement” means a consent and agreement dated the Closing Date, in substantially the form of Exhibit E hereto, with respect to the Receivables Sale Agreement, duly executed by the Seller and each Originator.

“consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Lyondell in its consolidated financial statements if such statements were prepared as of such date.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, partnership agreement or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors, general partners or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Continuing Directors” means (i) directors of Lyondell on the date hereof and (ii) individuals who were recommended for election or elected to become directors of Lyondell by a majority of the Continuing Directors then in office.

“Contract” means an agreement between any Originator and an Obligor in any written form acceptable to such Originator, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Agent in its Discretion from time to time (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Controlling Person” means any Person that directly, or indirectly through one or more intermediaries, controls Lyondell. As used herein, “control” has the meaning specified in connection with the definition of “Affiliate”.

“Credit Agreement” means the Credit Agreement dated as of June 27, 2002, among Lyondell, the lenders, co-syndication agents and co-documentation agents party thereto and JPMorgan Chase Bank, as administrative agent, or any restatement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof.

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 5.3(f) and Section 5.6(a).

“CUSA” has the meaning assigned to that term in the recital of parties hereto.

“Deposit Account” has the meaning set forth in Article 9 of the UCC.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Discretion” refers to the Agent’s good faith exercise of its discretion in a manner consistent with its customary credit policies for receivables purchase or receivables-based credit facilities. Except where a different standard of conduct is expressly provided for in the proviso to clause (d) of the definition of “Eligible Receivable”, actions by the Agent in respect of the determination of Eligible Receivables or the Net Receivables Pool Balance or the Applicable Reserve or in connection with any approval by the Agent of Contracts or other matters relating to the Pool Receivables and Related Security shall be taken by the Agent in its Discretion.

“Eligible Assignee” means (a) a Purchaser or any Affiliate of such Purchaser, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a Person reasonably acceptable to the Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a Person reasonably acceptable to the Agent or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000; provided, however, that neither an Originator nor the Seller nor any of their respective Affiliates or Subsidiaries may be an Eligible Assignee.

“Eligible Receivable” means each Pool Receivable arising out of the sale of inventory or the performance of services in the ordinary course of business by an Originator to a Person that is not Equistar or a subsidiary of Equistar, LCR or a Subsidiary of LCR, Occidental or a subsidiary of Occidental, Millennium or a subsidiary of Millenium (but only if Millennium holds an Equity Interest in Lyondell that is greater than or equal to 5% of the aggregate outstanding Equity Interests in Lyondell), or an Affiliate or Subsidiary of any Originator; provided, however, that a Pool Receivable shall not be an “Eligible Receivable” if any of the following shall be true:

(a) any warranty contained in Section 4.1(h) of this Agreement with respect to such specific Receivable is not true and correct with respect to such Receivable; or

(b) the Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Obligor to the Seller or any Originator but only to the extent of such dispute or claim; or

(c) the Obligor in respect of such Receivable, or any Person that the Agent or any Transaction Party knows or reasonably believes is an Affiliate of such Obligor, is also a supplier to or creditor of any Transaction Party, unless such Obligor has executed a no-offset letter satisfactory to the Agent, in its Discretion; provided, however, that if such Obligor has not executed a no-offset letter satisfactory to the Agent, in its Discretion, such Receivables shall be Eligible Receivables pursuant to this clause (c) only to the extent the aggregate Outstanding Balance of such Receivables exceeds the aggregate amount of accounts payable and, to the extent known to any Responsible Officer of the Servicer, other indebtedness owing by the Originators to such Obligor or any such Affiliate as at such date; or

(d) the transaction represented by such Receivable is to an Obligor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States (it being understood for purposes of this clause (d) that a territory of the United States that has enacted Revised Article 9 of the Uniform Commercial Code and Puerto Rico are considered to be part of the United States), unless (i) such Receivable is backed by a letter of credit acceptable to the Agent, in its reasonable discretion and (x) such letter of credit names the Agent (for the benefit itself and each Purchaser) as the beneficiary or (y) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Agent, (ii) such Obligor is, if a natural person, a resident of Canada or, if not a natural person, is organized under the laws of Canada or a province thereof and has its chief executive office in Canada and such Receivable is denominated in U.S. Dollars or (iii) such Receivable is backed by insurance reasonably acceptable to the Agent and the relevant insurance policy names the Agent (for the benefit itself and each Purchaser) as additional insured and loss payee; provided, however, that the Receivables of any Obligor located in a jurisdiction outside the United States or Canada approved by the Agent in its sole discretion, which jurisdiction shall be listed in Schedule V hereto as and when approved by the Agent, and which Obligor is listed on Schedule VI-A hereto (as of the date hereof and as such Schedule may be updated from time to time by the Originators upon five Business Days’ prior written notice to the Agent), shall be Eligible Receivables pursuant to this clause (d) to the extent that (A) such Receivables are denominated in U.S. Dollars and arise from sales of inventory shipped from the United States and (B) the aggregate Outstanding Balance of all such Receivables does not exceed 15% of the Outstanding Balance of all Eligible Receivables; or

(e) the sale to such Obligor represented by such Receivable is not a final sale (e.g., such sale is on a bill-and-hold, guaranteed sale, sale-and-return or sale-on-approval basis or, until billed, a consignment basis); or

(f) such Receivable is subject to any Lien other than a Permitted Lien described in clause (i) or (ii) of the definition thereof; or

(g) such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions (other than (i) sales discounts given in the ordinary course of the Originators’ business and reflected in the amount of such Receivable as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in another clause of this definition) but only to the extent of the amount of such deduction, offset, counterclaim, return privilege or other condition being asserted by the Obligor; or

(h) the Obligor on such Receivable is located in any State of the United States requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(i) the Obligor on such Receivable is a Governmental Authority, unless the applicable Originator and the Seller have each assigned its rights to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(j) 50% or more of the Outstanding Balance of the Receivables of the Obligor are not Eligible Receivables by reason of clause (b) or (g) above or clause (o) below; provided that Receivables that are determined not to be Eligible Receivables, solely as a result of the provisions of clause (n) below, shall be excluded in calculating such percentage; or

(k) the payment obligation represented by such Receivable is denominated in a currency other than U.S. Dollars; or

(l) such Receivable is not evidenced by an invoice that would be a Contract or by other supporting material acceptable to the Agent, in its Discretion; or

(m) any Originator, the Seller or any other Person, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n) the total Receivables of such Obligor to the Originators (taken as a whole) represent more than 15% (or such lesser percentage with respect to certain Obligors as the Agent may determine in its Discretion) of the Outstanding Balance of the Eligible Receivables of the Originators (taken as a whole) at such time, but only to the extent of such excess; or

(o) such Receivable (or any portion thereof) remains unpaid for more than (i) 60 days from the original payment due date, or (ii) if such Receivable arises from the sale of inventory, 90 days from the original invoice date thereof or, in the case of any such Receivable from an Obligor listed, and with the payment terms described, in Schedule VI-B hereto (as of the date hereof and as such Schedule may be updated from time to time by the Originators upon five Business Days’ prior written notice to the Agent), 120 days from the original invoice date thereof, provided that such Receivables from such Obligors listed in Schedule VI-B shall be Eligible Receivables under this clause (o) only to the extent that the Outstanding Balance of all such Receivables does not exceed 10% of the Outstanding Balance of all Eligible Receivables; or

(p) the Obligor on such Receivable (i) has (A) pending, by or against such Obligor, a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (B) an assignment for the benefit of creditors, (C) any other application for relief under the Bankruptcy Code or any such other law or (D) the appointment of a receiver or a trustee for all or a substantial part of its assets or affairs or (ii) has, while such Receivable remains outstanding, failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or

(q) consistent with the Credit and Collection Policy, such Receivable is or should be written off the Seller’s or any Originator’s books as uncollectible; or

(r) such Receivable is not payable into a Lock-Box Account that is the subject of a Lock-Box Agreement; or

(s) such Receivable does not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms; or

(t) such Receivable, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which the applicable Originator is in violation of any such law, rule or regulation in any material respect; or

(u) such Receivable does not satisfy the requirements of the Credit and Collection Policy in all material respects; or

(v) such Receivable does not constitute an “account” within the meaning of Section 9-102(a)(2) of the UCC of the jurisdiction the law of which governs the perfection of the interest created by a Receivable Interest; or

(w) the sale to such Obligor on such Receivable is on a F.O.B. customer basis but only for so long as the inventory giving rise to such Receivable has not yet arrived at its destination and possession thereof has not been taken by the Obligor; or

(x) such Receivable (i) is subject to an unsecured claim in favor of a surety or (ii) arises under a Contract that is not governed by the laws of the United States or a State thereof; or

(y) there is a chargeback represented by the unpaid portion of such Receivable as to which less than full payment was made; or

(z) such Receivable is billed in advance of the relevant shipment of inventory or performance of services; or

(aa) such Receivable arises under a Contract that (i) specifies a fixed price and fixed volume for 90 or more days and (ii) provides for material liquidated damages; or

(bb) (i) such Receivable does not comply with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent, in its Discretion, may from time to time specify to the Seller upon 30 days’ notice, or (ii) the Agent, based upon such credit and collateral considerations as it may deem appropriate, in the exercise of its Discretion, and upon at least five Business Days’ notice, notifies the Seller of its determination that such Receivable might not be paid or is otherwise ineligible, in which event such Receivable shall not be an Eligible Receivable on the effective date of ineligibility specified in such notice.

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“Environmental Laws” means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, whether now or hereafter in effect, relating to human health and safety, the environment or the protection of the environment.

“Equistar” means Equistar Chemicals, LP, a Delaware limited partnership.

“Equity Equivalent” means (i) any equity securities of a special purpose Subsidiary of Lyondell, whose only assets consist of the proceeds of such issuance and a debt obligation of Lyondell which matures more than one year after the Termination Date and is subordinated in right of payment to Capital and the Obligations on terms satisfactory to the Agent and (ii) any other equity-like securities the form and substance of which are reasonably acceptable to the Agent.

“Equity Interest” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means Lyondell, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Lyondell or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board.

“Events of Termination” has the meaning specified in Section 7.1.

“Existing Program” means the receivables securitization facility established pursuant to the Purchase and Sale Agreement dated as of December 18, 1998 between ARCO Chemical Company, as Seller, and Lyondell Funding, LLC, as Purchaser, and the Receivables Purchase Agreement dated as of December 18, 1998 among Lyondell Funding, LLC, as Seller, ARCO Chemical Company as Collection Agent and Originator, the Investors and Banks party thereto and Citicorp North America, Inc., as Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means the fiscal year of Lyondell.

“Future Joint Venture” means any joint venture (i) in which Lyondell acquires a direct or indirect Equity Interest after July 28, 1998 and (ii) which is accounted for by Lyondell on the equity method.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by Lyondell’s independent public accountants) with the most recent audited consolidated financial statements of Lyondell and its Consolidated Subsidiaries delivered to the Agent.

“General Partner” means a Subsidiary of Lyondell or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Lyondell Joint Venture.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements (other than, in the case of Lyondell or a Subsidiary, with respect to the obligations of a Lyondell Joint Venture, solely by virtue of a Subsidiary of Lyondell being the General Partner of such Lyondell Joint Venture if, as of the date of determination, no payment on such Indebtedness or other obligation has been made by such General Partner of such Lyondell Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of Lyondell), by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Indebtedness or other obligation or (iii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” of any Person means, at any date, without duplication, (a) the principal amounts of all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable, accrued expenses and deferred compensation and other pension, benefit and welfare expenses, in each case arising in the ordinary course of business) if and to the extent the foregoing would appear as a liability on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all non-contingent obligations (and, solely for purposes of Section 5.3(a) hereof and Section 3.08 of the Lyondell Undertaking, all contingent obligations, which contingent obligations shall for such purposes be deemed to be in an outstanding principal amount equal to the maximum contingent amount thereof) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all capital stock of such Person which is subject to redemption otherwise than at the sole option of such Person at any time prior to the date 12 months after the Commitment Termination Date; (g) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause (g), if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Indebtedness and (viii) all Guarantees by such Person of Indebtedness of another Person (each such Guarantee to constitute Indebtedness in an amount equal to the amount of such other Person’s Indebtedness Guaranteed thereby). For avoidance of doubt, Indebtedness does not include an Equity Equivalent or a Securitization Transaction.

“Indemnified Amounts” has the meaning specified in Section 10.1.

“Indemnified Party” means the Agent, each Purchaser and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing.

“Indentures” has the meaning specified in the Lyondell Undertaking.

“Intercreditor Agreement” means any intercreditor agreement entered into pursuant to Section 3.18 of the Lyondell Undertaking.

“Investment” means any investment in any Person, whether by means of purchase of equity securities, capital contribution (in cash, property or services), loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

“Investment Event” means any Purchase, any conversion of Capital Investments bearing Yield at the Applicable LIBO Rate to Capital Investments bearing Yield at the Applicable Base Rate, any conversion of Capital Investments bearing Yield at the Applicable Base Rate to Capital Investments bearing Yield at the Applicable LIBO Rate and any continuation of Capital Investments bearing Yield at the Applicable LIBO Rate for an additional Yield Period.

“LCR” means LYONDELL-CITGO Refining LP, a Delaware limited partnership (and as of the date hereof a joint venture between Lyondell and CITGO Petroleum Corporation) in which Lyondell holds at the date hereof 58.75% indirect Equity Interest, the successor to LYONDELL-CITGO Refining Company, Ltd., a Texas limited liability company.

“LIBO Rate” means, with respect to any Yield Period for any Capital Investment as to which Yield is based on the Applicable LIBO Rate, the rate appearing on Page 3750 of the MoneyLine Telerate Markets (or on any successor or substitute page of such service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Yield Period, as the rate for Dollar deposits with a maturity comparable to such Yield Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate shall be the rate at which Dollar deposits in an amount approximately equal to the Capital Investment of CUSA and for a period comparable to such Yield Period are offered by the principal office of Citibank in London to prime banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Yield Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, Lyondell or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquid Investments” has the meaning set forth in Section 2.18(b).

“Liquidation Cost” has the meaning set forth in Section 2.12(d).

“Liquidation Day” means, for any Receivable Interest, each Business Day that occurs on or after the Termination Date.

“Lock-Box Account” means a Deposit Account (including, without limitation, any concentration account) maintained at a Lock-Box Bank for the purpose of receiving Collections and subject to a valid Lock-Box Agreement.

“Lock-Box Agreement” means an agreement, in substantially the form of Exhibit C hereto (with such modifications thereto as consented to by the Agent), between any Originator or the Seller, as the case may be, the Agent, and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks specified on Schedule I hereof and any other bank specified as a “Lock-Box Bank” in accordance with this Agreement, in each case holding one or more Lock-Box Accounts.

“Lyondell” means Lyondell Chemical Company, a Delaware corporation.

“Lyondell Funding” means Lyondell Funding II, LLC, a Delaware limited liability company.

“Lyondell Joint Ventures” means Equistar, LCR and any Future Joint Venture, and “Lyondell Joint Venture” means any of them, as the context may require.

“Lyondell Undertaking” means the Undertaking Agreement dated as of the Closing Date, in substantially the form of Exhibit J hereto, by Lyondell in favor of the Agent and the Purchasers.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of Lyondell and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Transaction Parties to perform any of their obligations under the Transaction Documents, (c) material impairment of the collectibility of the Pool Receivables generally or of any material portion of the Pool Receivables or the ability of the Servicer (if the Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell) to collect Pool Receivables or (d) material impairment of the rights of or benefits available to the Agent or the Purchasers under the Transaction Documents; provided, however, that a downgrade in any debt rating of Lyondell or any of its Subsidiaries shall not, by itself, constitute a Material Adverse Effect.

“Material Debt” means Indebtedness of Lyondell and/or one or more of its Subsidiaries (including for this purpose the Lyondell Joint Ventures, but excluding LCR so long as LCR is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” means (a) any Subsidiary having consolidated assets equal to or greater than 5% of the consolidated assets of Lyondell and its Consolidated Subsidiaries at such time and (b) any Subsidiary designated by Lyondell as a Material Subsidiary for purposes of the Transaction Documents by notice to the Agent; provided that (i) the term “Material Subsidiary” shall exclude the Seller and shall include any other Transaction Party other than Lyondell and (ii) neither POSM nor any Subsidiary whose only significant assets are partnership interests in POSM shall be a Material Subsidiary for purposes of Section 2.03 of the Lyondell Undertaking.

“Maximum Capital” means, at any time, the lesser of (a) the Total Commitments and (b)(i) the Net Receivables Pool Balance minus (ii) the Applicable Reserve in effect at such time.

“Medium Term Notes” has the meaning specified in the Lyondell Undertaking.

“Millennium” means Millennium Chemicals Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Receivables Pool Balance” means, at any time, the Outstanding Balance of the Eligible Receivables in the Receivables Pool as at such time reduced by (a) Unapplied Cash and Credits (to the extent not already deducted in determining the Outstanding Balance), (b) the Yield and Fee Reserve at such time, and (c) to the extent not already deducted in determining Eligible Receivables, (i) amounts accrued or recorded by the Originators as a reserve in respect of volume rebates or other offsetting deductions or in respect of credits in past due and (ii) such dilution reserves and other reductions as the Agent in its Discretion deems appropriate and as notified by the Agent to the Seller at least five Business Days prior to the effectiveness thereof.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.16(a).

“Notice of Purchase” has the meaning specified in Section 2.2(a).

“Obligations” means, with respect to any Transaction Party, the obligations of such Transaction Party under the Transaction Documents (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of all monetary obligations of such Transaction Party, whether for fees, costs, indemnification or otherwise (other than Capital), including, with respect to the Seller, Yield, amounts payable as deemed Collections pursuant to Section 2.9(b) or 2.9(c), the Agent’s Fee, the Unused Commitment Fee, the Servicer Fee, Cash Management Obligations and amounts payable by the Seller pursuant to Section 2.12, 2.13, 2.14, 10.1 and 11.5.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Occidental” means Occidental Petroleum Corporation, a Delaware corporation.

“Originator” means Lyondell and any wholly owned Subsidiaries of Lyondell from time to time party to the Receivables Sale Agreement as “Sellers” thereunder.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Payment Date” means (a) in respect of Yield, the Unused Commitment Fee and the Servicer Fee, (i) the second Business Day of each calendar month, commencing on the first such day following the Closing Date and (ii) if not previously paid in full, the Termination Date, and (b) with respect to all other Obligations of the Seller hereunder, the date such Obligation is due or otherwise on demand by the Agent from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PBGC Settlement Agreement” means the settlement agreement effective as of July 28, 1998 between Lyondell and the PBGC.

“Permitted Lien” means (i) an inchoate tax or PBGC Lien, (ii) a Lien created by the Transaction Documents, (iii) a Lien in favor of a Lock-Box Bank in respect of a Lock-Box Amount or (iv) a Lien in favor of a securities intermediary in respect of any securities account, or any securities entitlement therein, under the “control” (within the meaning of Section 9-104 of the UCC) of the Agent.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pool Receivable” means a Receivable in the Receivables Pool.

“POSM” means POSM II Limited Partnership, L.P., a Delaware limited partnership.

“Potential Event of Termination” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Termination.

“Principal Financial Officer” of any Person means the chief financial officer, the treasurer or the principal accounting officer of such Person (including any Person designated by the board of directors of such Person as a Principal Financial Officer for purposes of this Agreement or any other Transaction Document). Any action taken or document delivered by a Principal Financial Officer pursuant to the Transaction Documents shall be taken or delivered in his capacity as such.

“Purchase” means a purchase by the Purchasers or the Swing Purchaser of a Receivable Interest from the Seller pursuant to Article II.

“Purchasers” means the Initial Purchasers and each Assignee that shall become a party hereto pursuant to Section 9.1.

“Ratable Portion” or “ratably” means, with respect to any Purchaser, the percentage obtained by dividing (a) the Commitment of such Purchaser by (b) the Total Commitments (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate Capital Investments then owing to such Purchaser by the Capital then owing).

“Receivable” means the indebtedness (whether constituting accounts or general intangibles or chattel paper or otherwise) of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto, but excludes any such indebtedness arising from the sale of goods or services originating outside of the United States.

“Receivable Asset Availability” means, at any time, (i) the sum of (x) the Net Receivables Pool Balance minus the Applicable Reserve in effect at such time, plus (y) Cash Assets at such time, minus (ii) the aggregate Capital outstanding at such time.

“Receivables Excess Availability” means, at any time, the sum of (i) Available Capital plus (ii) Cash Assets at such time. Receivables Excess Availability shall be determined, on a pro forma basis, based on the first monthly Seller Report delivered pursuant to Section 3.2(a)(i), to the extent required to be determined in respect of days prior to the Closing Date.

“Receivable Interest” means, at any time, an undivided percentage ownership interest at such time in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.5, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest for such Receivable Interest shall be computed as:

C + AR

NRPB

where:

C = the outstanding Capital Investments made by the Purchasers or the Swing Purchasers, as the case may be, in connection with such Receivable Interest at such time;

AR = the Purchaser’s or Swing Purchasers’ (as the case may be) Ratable Portion of the aggregate Applicable Reserve at such time; and

NRPB = the Net Receivables Pool Balance at such time;

provided, however, that upon the occurrence of the Termination Date, the Receivable Interests then outstanding under this Agreement, if more than one Receivable Interest, shall be combined into one Receivable Interest hereunder (such one Receivable Interest, whether the one Receivable Interest then outstanding or the one Receivable Interest resulting from such combination of Receivable Interests, being the “Special Receivable Interest”) and such Special Receivable Interest shall be senior and prior to any undivided percentage ownership interest held by the Seller in (and, for the avoidance of doubt, while the Special Receivable Interest is greater than zero, the Seller shall not be entitled to assert or enforce any claim in respect of such retained undivided percentage ownership interest in) (i) all then outstanding Pool Receivables arising prior to the Termination Date, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.5.

“Receivables Pool” means at any time the aggregation of all then outstanding Receivables.

“Receivables Sale Agreement” means the Receivables Sale Agreement, dated as of the Closing Date, in substantially the form of Exhibit D hereto, among each Originator, as seller and, if applicable, as buyer’s servicer, and Lyondell Funding, as buyer.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Register” has the meaning specified in Section 9.2.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Security” means with respect to any Receivable:

(i) all right, title and interest of the Seller in, under and to all security agreements and other Contracts that relate to such Receivable;

(ii) all of the Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;

(iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(iv) all letter of credit rights, guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise;

(v) all Records relating to such Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof);

(vi) all of the Seller’s right, title and interest in and to the following: (x) the Receivables Sale Agreement, including, without limitation, (A) all rights to receive moneys due and to become due under or pursuant to the Receivables Sale Agreement, (B) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Receivables Sale Agreement, (C) claims for damages arising out of or for breach of or default under the Receivables Sale Agreement, and (D) the right to perform under the Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder and (y) all lock-boxes to which Collections are sent and all Restricted Accounts, and all funds and investments therein; and

(vii) all proceeds of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clause (vi) above).

“Required Net Receivables Pool Balance” means, at any time, the sum of (i) the Capital at such time plus (ii) the aggregate Applicable Reserve at such time.

“Required Purchasers” means, at any time, Purchasers holding more than 50% of the aggregate Total Commitments or, after the Termination Date, more than fifty percent (50%) of the aggregate Capital at such time.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, as of the Closing Date, 15%, provided that the Reserve Percentage may, upon five Business Days’ notice by the Agent to the Seller and the Servicer, be increased or, subject to Section 11.1, decreased by the Agent at any time in its Discretion.

“Responsible Officer” means the President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Controller of Lyondell. Any action taken or document delivered by a Responsible Officer pursuant to the Transaction Documents shall be taken or delivered in his capacity as such.

“Restricted Accounts” means the Seller’s Account, the Lock-Box Accounts, the Concentration Account, the Sweep Account and the Cash Assets Account.

“S&P” means Standard & Poor’s Ratings Service.

“SEC” means the Securities and Exchange Commission.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the obligations of the Transaction Parties hereunder.

“Securitization Transaction” means (1) the transactions contemplated by the Transaction Documents or (2) any transaction in which Lyondell or any Subsidiary sells or otherwise transfers an interest in accounts receivable not constituting Receivables (A) to one or more third party purchasers or (B) to a special purpose entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers, but only to the extent that amounts received in connection with the sale or other transfer of such accounts receivable would not under GAAP be accounted for as liabilities on a consolidated balance sheet of Lyondell.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Party” means the Seller or the Servicer.

“Seller Report” means a report, in substantially the form of Exhibit B hereto, furnished by the Servicer to the Agent for the benefit of each Purchaser pursuant to Section 5.5(f).

“Seller’s Account” means the Deposit Account of the Seller (account number 3756315059, ABA 111000012, Reference: Lyondell Funding II, LLC/Multipurpose Account) maintained with Bank of America, N.A. at its office at 901 Main Street, Dallas, Texas 75202-3714, Attention: Sharon V. Hamm.

“Senior Notes” has the meaning specified in the Lyondell Undertaking.

“Senior Subordinated Notes” has the meaning specified in the Lyondell Undertaking.

“Servicer” has the meaning specified in Section 6.1.

“Servicer Fee” has the meaning specified in Section 2.11.

“Shortfall Condition” exists on any day if the aggregate Receivable Interests on such day would exceed 100% (after giving effect to any calculated reduction of Capital by an amount equal to the amount on deposit in the Cash Assets Account as of the close of business on such day pursuant to Section 2.6(a)(iii) or 2.7(a)(iii), as applicable).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay all liabilities of such Person as such liabilities mature and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Receivable Interest” has the meaning specified in the definition of “Receivable Interest” contained in this Section 1.1.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Note” has the meaning specified in the Receivables Sale Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” (i) means a Subsidiary of Lyondell and (ii) does not, except where otherwise specifically indicated, include any Lyondell Joint Venture.

“subsidiary” means, with respect to any Person (the “parent”), any corporation, association or other business entity of which Securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, beneficially owned by the parent, by one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Super Majority Purchasers” means at any time Purchasers holding more than 66 2/3% of the aggregate Total Commitments or, after the Termination Date, more than 66 2/3% of the aggregate Capital outstanding at such time.

“Sweep Account” means the Deposit Account of the Seller (account number 30553431, ABA 021000089, Reference: Lyondell Funding II, LLC/ Sweep) maintained with Citibank at its office at 388 Greenwich Street, New York, New York 10013, Attention: David Jaffe, or such other account as the Seller and the Agent may agree.

“Swing Purchase” has the meaning specified in Section 2.3.

“Swing Purchase Request” has the meaning specified in Section 2.3(b).

“Swing Purchase Sublimit” means, at any time, $35,000,000.

“Swing Purchaser” means CUSA or any other Purchaser that becomes the Agent or agrees, with the approval of the Agent and the Seller, to act as the Swing Purchaser hereunder, in each case in its capacity as the Swing Purchaser hereunder.

“Syndication Completion Date” has the meaning specified in the Underwriting Fee Letter dated November 12, 2003 between Lyondell and Citigroup Global Markets Inc.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date of termination in whole of the aggregate Commitments pursuant to Section 2.4 or 7.1.

“Total Asset Availability” means, at any time, the sum of (i) Receivable Asset Availability plus (ii) CA Excess Availability, in each case at such time.

“Total Commitments” means the aggregate of all Commitments of all Purchasers, as such amount may be reduced from time to time pursuant to Section 2.4. On the Closing Date, the Total Commitments aggregate $100,000,000.

“Total Excess Availability” means, at any time, the sum of (i) Receivables Excess Availability plus (ii) CA Excess Availability at such time.

“Transaction Documents” means this Agreement, the Receivables Sale Agreement, each Subordinated Note, the Lyondell Undertaking, the Lock-Box Agreements, the Consent and Agreement, the Intercreditor Agreement, and each additional security or control documentation delivered or required to be delivered pursuant to any of the foregoing to evidence the interests of the Seller and of Agent and the Purchasers, as applicable, in and to the Restricted Accounts, Receivables, Related Security, Collections and proceeds thereof.

“Transaction Parties” means the Seller, each Originator and the Servicer (if the Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell).

“Triggering Event” means any of the following events: (i) the Termination Date, (ii) the occurrence of an Event of Termination, (iii) Total Asset Availability being less than $150,000,000 for any period of five consecutive Business Days, (iv) Total Excess Availability being less than $100,000,000 for any period of five consecutive Business Days or (v) Total Asset Availability being less than $125,000,000 on any day; provided that if, following a Triggering Event described in clause (iii), (iv) or (v), Total Asset Availability subsequently equals or exceeds $175,000,000 for a period of 20 consecutive Business Days, such Triggering Event shall cease to exist upon the first day following such 20-Business Day period (unless the Servicer otherwise elects by notice to the Agent); and provided, further, that if, following a Triggering Event described in clause (ii), the related Event of Termination shall cease to exist, such Triggering Event shall cease to exist. For the avoidance of doubt, the cessation of an existing Triggering Event does not preclude the occurrence of a subsequent Triggering Event.

“UCC” means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the interests of the Agent or the Purchasers in the Pool Receivables, Related Security and Collections created by the Transaction Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unapplied Cash and Credits” means, at any time, the aggregate amount of Collections or other cash or credits then held by or for the account of the Servicer, any Originator or the Seller in respect of the payment of Pool Receivables, but not yet applied or reinvested pursuant to Section 2.6 or Section 2.7 or applied pursuant to Section 2.8.

“United States” and “U.S.” each means United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“U.S. Dollars” and “$” each means the lawful currency of the United States.

“Voting Control” means with respect to any Security the right to exercise, or to direct the exercise of, the voting rights of a holder of such security; provided that a Person shall not be deemed to have Voting Control of shares of common stock of Lyondell if such Person is or such shares are subject to a valid contract arrangement whereby such shares are voted as directed by the board of directors of Lyondell and/or in the same proportions as all other shares of common stock of Lyondell are voted.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.

“Yield” means (a) for each Capital Investment made at the Applicable LIBO Rate, for any Yield Period:

AR x C x ED +	LC
360

where:

AR	=	the Applicable LIBO Rate for such Capital Investment for such Yield Period;

C	=	the amount of such Capital Investment;

ED	=	the actual number of days elapsed during such Yield Period; and

LC	=	all Liquidation Costs, if any, for such Receivable Interest for such Yield Period; and
(b) for each Capital Investment made at the Applicable Base Rate for any period of time:

AR x C x ED
360

where:

AR	=	the Applicable Base Rate from time to time;

C	=	the amount of such Capital Investment; and

ED	=	the actual number of days elapsed;

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further, that Yield for any Capital Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, as of any date of determination an amount in U.S. Dollars equal to the sum of (A) the Servicer Fee accrued and unpaid through such date, (B) the aggregate Yield, Unused Commitment Fee and Agent’s Fee accrued and unpaid through such date and (C) the aggregate of any other Obligations then accrued and owing hereunder by the Seller to the Purchasers or the Agent.

“Yield Period” means, in the case of any Capital Investment made at the Adjusted LIBO Rate, (a) initially, the period commencing on the date such Capital Investment is made or on the date of conversion of a Capital Investment made at the Alternate Base Rate to a Capital Investment made at the Adjusted LIBO Rate and ending on the seventh day thereafter (if at the time of the relevant Notice of Purchase, all Purchasers participating therein agree to make a seven-day Yield Period available) or one, two, three or six months thereafter, as selected by the Seller in its Notice of Purchase and (b) thereafter, if such Capital Investment is continued, in whole or in part, as a Capital Investment made at the Adjusted LIBO Rate, a period commencing on the last day of the immediately preceding Yield Period therefor and ending on the seventh day thereafter (if at the time of the relevant Notice of Conversion or Continuation, all Purchasers participating therein agree to make a seven-day Yield Period available) or one, two, three or six months thereafter, as selected by the Seller in its Notice of Conversion or Continuation given to the Agent; provided, however, that all of the foregoing provisions relating to Yield Periods in respect of Capital Investment made at the Adjusted LIBO Rates are subject to the following:

(a) prior to the Syndication Completion Date, each Yield Period shall be for a period of seven days and all Yield Periods shall commence and end on the same day;

(b) if any Yield Period would otherwise end on a day that is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Yield Period into another calendar month, in which event such Yield Period shall end on the immediately preceding Business Day;

(c) any Yield Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Yield Period) shall end on the last Business Day of a calendar month;

(d) the Seller may not select any Yield Period that ends after the Commitment Termination Date; and

(e) there shall be outstanding at any one time no more than 10 Yield Periods in the aggregate.

Section 1.2 Other Terms.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if any Transaction Party notifies the Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Transaction Parties that the Required Purchasers request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Except where the context requires otherwise, the definitions in Section 1.1 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

(c) All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding” and the word “through” means “through and including”.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

Section 2.1 Commitment.

On the terms and conditions herein set forth, each Purchaser severally agrees to make Purchases (i) on the Closing Date and from time to time thereafter on any Business Day during the period from the Closing Date to the Termination Date and (ii) in an aggregate amount for such Purchaser not to exceed at any time outstanding such Purchaser’s Commitment; provided, however, that no Purchaser shall be obligated to make any Purchase to the extent that, after giving effect to such Purchase, the Capital then outstanding would exceed the Maximum Capital. Purchases shall be made by the Purchasers simultaneously and ratably in accordance with their respective Commitments.

Section 2.2 Making Purchases.

(a) Each Purchase of a Receivable Interest by the Purchasers shall be made on notice from the Seller to the Agent, given not later than 11:00 a.m. (New York time) (i) on the third Business Day before the date of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable LIBO Rate and (ii) on the Business Day of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable Base Rate. Each such notice of a proposed Purchase of a Receivable Interest (a “Notice of Purchase”) shall be by telephone (confirmed promptly thereafter in writing) or facsimile, in substantially the form of Exhibit F hereto, and shall specify the requested aggregate amount of such Purchase to be paid to the Seller and the requested Business Day of such Purchase. Each Purchase of any Receivable Interest under this Section 2.2 shall be in an aggregate amount which is an integral multiple of $1,000,000 and which is not less than the lesser of $10,000,000 and the remaining available balance of the Commitments.

(b) The Agent shall give each Purchaser prompt notice of such notice of such proposed Purchase, the date of such Purchase, and the amount of such Purchaser’s Capital Investment in connection with such Purchase, by telephone or telefax. On the date of such Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Section 3.2, make available to the Agent its Ratable Portion of the aggregate amount of such Purchase by deposit of such Ratable Portion in same day funds to the Agent’s Account, and, after receipt by the Agent of such funds, the Agent shall cause such funds to be made immediately available to the Seller at the Seller’s Account.

(c) Each Notice of Purchase delivered pursuant to Section 2.2(a) shall be irrevocable and binding on the Seller.

(d) Unless the Agent shall have received notice from a Purchaser prior to the date of any Purchase that such Purchaser will not make available to the Agent such Purchaser’s Ratable Portion of such Purchase, the Agent may assume that such Purchaser has made such Ratable Portion available to the Agent on the date of such Purchase in accordance with Section 2.2(b), and the Agent may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount. However, if the Agent has received such notice from such Purchaser, the Agent may not make such assumption and may not make available to the Seller on such date such corresponding amount. If and to the extent that such Purchaser (other than a Purchaser that has delivered to the Agent a notice of the type described in the two immediately preceding sentences) shall not have made such Ratable Portion available to the Agent and the Agent has made such Ratable Portion available to the Seller, such Purchaser and the Seller severally agree to pay (to the extent not repaid by the Seller or such Purchaser, respectively) to the Agent promptly on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at (i) in the case of the Seller, the Yield applicable to such amount and (ii) in the case of such Purchaser, the Federal Funds Rate. If such Purchaser shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Purchaser’s Ratable Portion of such Purchase for purposes of this Agreement.

(e) The failure of any Purchaser to make available such Purchaser’s Ratable Portion of any Purchase shall not relieve any other Purchaser of its obligation, if any, hereunder to make available such other Purchaser’s Ratable Portion of such Purchase on the date of such Purchase, but no Purchaser shall be responsible for the failure of any other Purchaser to make available such other Purchaser’s Ratable Portion of such Purchase on the date of any Purchase. Nothing herein shall prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.

Section 2.3 Swing Purchases

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Purchaser agrees to make, in U.S. Dollars, Purchases (each a “Swing Purchase”) otherwise committed to the Seller hereunder from time to time on any Business Day during the period from the Closing Date until the Termination Date representing an aggregate Capital Investment at any time outstanding (together with the aggregate outstanding Capital Investment relating to any other Purchase made by the Swing Purchaser hereunder in its capacity as the Swing Purchaser) not to exceed the Swing Purchase Sublimit; provided, however, that at no time shall the Swing Purchaser make any Swing Purchase to the extent that, after giving effect to such Swing Purchase, the Capital then outstanding would exceed the Maximum Capital.

(b) In order to request a Swing Purchase, the Seller may telephone the Agent (to be promptly confirmed thereafter in writing) or send the Agent by telecopy (or by electronic mail or similar means) a duly completed request in substantially the form of Exhibit G, setting forth the requested amount and date of such Swing Purchase (a “Swing Purchase Request”), to be received by the Agent not later than 12:00 p.m. (New York time) on the day of the proposed purchase. The Agent shall promptly notify the Swing Purchaser of the details of the requested Swing Purchase. Subject to the terms of this Agreement, the Swing Purchaser may make the Capital Investment in connection with such Swing Purchase available to the Agent and, in turn, the Agent shall make such amounts available to the Seller on the date of the relevant Swing Purchase Request. The Swing Purchaser shall not make any Swing Purchase in the period commencing on the first Business Day after it receives written notice from the Agent or any Purchaser that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Purchaser shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Purchase. The Capital Investment relating to each Swing Purchase shall be in an aggregate amount of not less than $100,000.

(c) The Swing Purchaser shall notify the Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate amount of its Capital Investments at such time in respect of Swing Purchases.

(d) The Swing Purchaser may demand at any time that each Purchaser pay to the Agent, for the account of the Swing Purchaser, in the manner provided in clause (e) below, such Purchaser’s Ratable Portion of all or a portion of the Swing Purchaser’s Capital Investments at such time in respect of Swing Purchases, which demand shall be made through the Agent, shall be in writing and shall specify the amount of the Capital Investments demanded to be so reduced; provided that if the aggregate amount of the Swing Purchaser’s Capital Investments in respect of Swing Purchases on the last Business Day of any week exceeds $5,000,000, then the Swing Purchaser shall make such demand to the Agent on such last Business Day of such week and require each Purchaser to pay to the Agent, for the account of the Swing Purchaser, on such last Business Day of such week such Purchaser’s Ratable Portion of the Swing Purchaser’s Capital Investments in respect of Swing Purchases then outstanding.

(e) The Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Purchaser on the day such notice or such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Purchasers by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Purchaser’s Ratable Portion of the aggregate amount of the Capital Investments in respect of Swing Purchases stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 and Section 2.1 shall have been satisfied (which conditions precedent the Purchasers hereby irrevocably waive), each Purchaser shall, before 12:00 noon (New York time) on the Business Day next succeeding the date of such Purchaser’s receipt of such notice or demand, make available to the Agent, in immediately available funds, for the account of the Swing Purchaser, the amount specified in such statement; provided, however, that notwithstanding anything to the contrary in the foregoing, no Purchaser shall be obligated to purchase a Ratable Portion of, or otherwise pay any sum in respect of, the Capital Investments in respect of a Swing Purchase to the extent that the purchase by such Purchaser of a Ratable Portion of, or payment of other sum in respect of, the Capital Investments in respect of such Swing Purchase would cause such Purchaser’s aggregate Capital Investment to exceed its Commitment. Upon such purchase by a Purchaser, such Purchaser shall, except as provided in clause (f), be deemed to have made a Purchase with a Capital Investment equal to the amount actually paid by such Purchaser. The Agent shall use such funds to reduce the Swing Purchaser’s Capital Investments in respect of Swing Purchases.

(f) Upon the occurrence of an Event of Termination under Section 7.1(f), each Purchaser shall acquire, without recourse or warranty, an undivided participation in the Swing Purchaser’s Capital Investments in respect of each Swing Purchase otherwise required to be repaid by such Purchaser pursuant to clause (e) above, which participation shall be in an amount equal to such Purchaser’s Ratable Portion of the Swing Purchaser’s Capital Investments in respect of such Swing Purchase, by paying to the Swing Purchaser on the date on which such Purchaser would otherwise have been required to make a payment in respect of such Swing Purchaser’s Capital Investments pursuant to clause (e) above, in immediately available funds, an amount equal to such Purchaser’s Ratable Portion of such Swing Purchaser’s Capital Investments. If all or part of such amount is not in fact made available by such Purchaser to the Swing Purchaser on such date, the Swing Purchaser shall be entitled to recover any such unpaid amount on demand from such Purchaser together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the Applicable Base Rate.

(g) From and after the date on which any Purchaser (i) is deemed to have made a Purchase pursuant to clause (e) above with respect to any Swing Purchase or (ii) purchases an undivided participation interest in the Swing Purchaser’s Capital Investments in respect of a Swing Purchase pursuant to clause (f) above, the Swing Purchaser shall promptly distribute to such Purchaser such

Purchaser’s Ratable Portion of all payments in respect of Capital Investments and Yield received by the Swing Purchaser on account of such Swing Purchase other than those received from a Purchaser pursuant to clause (e) or (f) above.

Section 2.4 Termination or Reduction of the Commitments; Voluntary Reductions of Capital.

(a) The Seller may, upon at least 3 Business Days’ notice to the Agent, and so long as, after giving effect to a proposed reduction, no Event of Termination or Potential Event of Termination, would exist, terminate in whole or reduce in part, the unused portions of the Commitments of the Purchasers; provided, however, that for purposes of this Section 2.4, the unused portions of the Commitments of the Purchasers shall be computed as (a) the Total Commitments immediately prior to giving effect to such termination or reduction less (b) the outstanding Capital at the time of such computation; provided, further, that each such partial reduction of the unused portions of the Commitments (x) shall be in an amount equal to at least $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (y) shall be made ratably among the Purchasers’ Commitments according to each Purchaser’s Ratable Portion and (z) shall reduce the Total Commitments in an amount equal to each such reduction.

(b) The Seller may, upon at least 3 Business Days’ notice to the Agent, reduce the outstanding Capital in whole or in part; provided that each such partial reduction of Capital shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000.

Section 2.5 Receivable Interest.

(a) On the date of Purchase of any Receivable Interest, such Receivable Interest shall be initially computed, after giving effect to such Purchase, as of the close of business of the Servicer on such date. Thereafter until the Termination Date, such Receivable Interest shall be automatically recomputed as of the close of business of the Servicer on each day (other than a Liquidation Day).

(b) Such Receivable Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. Each Receivable Interest, as computed as of the day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date; and any Special Receivable Interest, as computed as of the Termination Date, shall remain constant at all times on and after the Termination Date.

(c) Such Receivable Interest shall become zero at such time as the Purchasers of such Receivable Interest shall have received the accrued Yield for such Receivable Interest, shall have recovered the Capital Investment of such Receivable Interest, and shall have received payment of all other amounts payable by the Seller to such Purchasers, and the Servicer shall have received the accrued Servicer Fee for such Receivable Interest.

Section 2.6 Ordinary Settlement Procedures.

(a) On each Business Day (other than a Liquidation Day or a day on which a Triggering Event exists) the Servicer shall, out of Collections of Pool Receivables received on such Business Day:

(i) first, pay to the Servicer (if the Servicer is not Lyondell or an Affiliate or Subsidiary of Lyondell) or the Agent and the Purchasers, as applicable, an amount in U.S. Dollars equal to the Servicer Fee, the Yield, the Unused Commitment Fee, the Agent’s Fee and any other Obligations of the Seller due and payable on such day;

(ii) second, distribute to the Agent for the account of the Swing Purchaser an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Swing Purchaser’s Capital Investments in respect of Swing Purchases to zero;

(iii) third, if such day is the second Business Day following the date on which a Seller Report is or is required to be delivered, a Shortfall Condition exists as of the last day of the period covered by such Seller Report, and the Agent does not receive an updated Seller Report demonstrating that a Shortfall Condition does not exist on such second Business Day, distribute to the Agent for the account of the Purchasers an amount in U.S. Dollars equal to that amount, if any, which would be required to reduce Capital so that the aggregate Receivable Interests would not, after giving effect to such application and the Collections of Pool Receivables and the addition of new Pool Receivables on such day and the resulting automatic recomputation of such Receivable Interests pursuant to Section 2.5 as of the end of such day, exceed 100%; provided that (x) the Agent shall apply such amount, first, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted Base Rate and (y) second, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate; provided that in lieu of immediately reducing the Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, the Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Capital by the amount so held pending application thereof to reduce Capital Investments as to which Yield is calculated on the basis of the Adjusted LIBO Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Agent subsequently receives a request from the Servicer for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition, after giving effect to such requested withdrawal, does not exist, then the Agent shall release such amounts to the Servicer for further application under this Section 2.6(a);

(iv) fourth, distribute to the Agent for the account of the Purchasers of each Receivable Interest an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Capital Investment of such Receivable Interest pursuant to the notice of the Seller delivered under Section 2.4(b);

(v) fifth, distribute to the Agent for deposit into the Cash Assets Account such amount as the Seller, at its option, has specified to the Agent, which amount shall be deemed to reduce Capital by a corresponding amount; provided, however, that if the Agent subsequently receives a request from the Servicer for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition, after giving effect to such requested withdrawal, does not exist, then the Agent shall release such amounts to the Servicer for further application under this Section 2.6(a).

(vi) sixth, distribute to the Servicer (if the Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell) the accrued Servicer Fee to the extent then due and payable; and

(vii) seventh, reinvest the remainder of such Collections, for the benefit of the Purchasers, which reinvestment shall result in (x) an automatic recomputation of the undivided percentage interest represented by such Receivable Interest pursuant to Section 2.5 as of the end of such day and (y) the payment of such remainder to the Seller; provided, however, that to the extent the Agent or any Purchaser shall be required for any reason to pay over any amount representing Collections which have been previously reinvested for the benefit of such Purchaser pursuant hereto, such amount shall be deemed not to have been so reinvested but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision herein to the contrary, such Purchaser shall have a claim for such amount;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses second, third, fourth, fifth and sixth above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicer’s, the Agent’s or the Purchasers’ interest in the aggregate outstanding amounts described in such clause.

(b) Subject to Section 2.6 and Section 2.7, all amounts in the Concentration Account shall be automatically transferred to the Seller’s Account, and payments and distributions by the Servicer pursuant to Section 2.6(a) shall be made from funds so transferred to the Seller’s Account.

Section 2.7 Triggering Event Settlement Procedures.

(a) On each Business Day (other than a Liquidation Day) on which a Triggering Event exists, the Agent (and not the Servicer) shall, out of Collections of Pool Receivables received on such Business Day:

(i) first, pay to the Servicer (if the Servicer is not Lyondell or an Affiliate or Subsidiary of Lyondell), the Agent and the Purchasers, as applicable, an amount in U.S. Dollars equal to the Servicer Fee, the Yield, the Unused Commitment Fee, the Agent’s Fee and any other Obligations of the Seller due and payable on such day;

(ii) second, distribute to the Swing Purchaser an amount in U.S. Dollars necessary to reduce the Swing Purchaser’s Capital Investments in respect of Swing Purchases to zero;

(iii) third, distribute to the Purchasers an amount in U.S. Dollars necessary to reduce all Capital Investments to zero as follows: (1) first, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted Base Rate and (2) second, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, provided that in lieu of immediately reducing the Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, the Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Capital by the amount so held pending application thereof to reduce Capital Investments as to which Yield is calculated on the basis of the Adjusted LIBO Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Agent subsequently receives a request from the Servicer or the Seller for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and either (I) the Agent receives a Seller Report demonstrating that a Shortfall Condition does not exist and certifying that either the conditions to an Investment Event would be satisfied or a Triggering Event does not exist, in each case after giving effect to such requested withdrawal, or (II) the aggregate Capital is zero, then the Agent shall release such amounts for reinvestment and payment to the Seller;

(iv) fourth, distribute to the Purchasers of each Receivable Interest an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Capital Investment of such Receivable Interest pursuant to the notice of the Seller delivered under Section 2.4(b);

(v) fifth, deposit into the Cash Assets Account such amount as the Seller, at its option, has specified to the Agent, which amount shall be deemed to reduce Capital (to the extent of any Capital then outstanding) by a corresponding amount; provided, however, that if the Agent subsequently receives a request from the Servicer or the Seller for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition does not exist and certifying that either (x) the conditions to an Investment Event would be satisfied or (y) a Triggering Event ceases to exist, in each case after giving effect to such requested withdrawal, then the Agent shall release such amounts for further application under this Section 2.7(a);

(vi) sixth, distribute to the Servicer (if the Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell) the accrued Servicer Fee to the extent then due and payable; and

(vii) seventh, reinvest the remainder of such Collections, for the benefit of the Purchasers, which reinvestment shall result in (x) the automatic recomputation of the undivided percentage interest represented by such Receivable Interest pursuant to Section 2.5 as of the end of such day and (y) the payment of such remainder to the Seller; provided, however, that to the extent the Agent or any Purchaser shall be required for any reason to pay over any amount representing Collections which have been previously reinvested for the benefit of such Purchaser pursuant hereto, such amount shall be deemed not to have been so reinvested but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision herein to the contrary, such Purchaser shall have a claim for such amount;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth, fifth and sixth above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicer’s, the Agent’s or the Purchasers’ interest in the aggregate outstanding amounts described in such clause.

(b) During the existence of a Triggering Event (other than on a Liquidation Day), all amounts in the Concentration Account shall be automatically transferred to the Sweep Account, and payments and distributions by the Agent pursuant to Section 2.7(a) shall be made from funds in the Sweep Account.

Section 2.8 Liquidation Settlement Procedures.

On each Liquidation Day, the Agent shall transfer to the Sweep Account the Collections of Pool Receivables received on such day, and the Agent shall apply such Collections, and all amounts held in the Cash Assets Account, as follows:

(i) first, to pay Obligations of the Seller to the Agent under any Transaction Document in respect of any expense reimbursements, Cash Management Obligations or indemnities then due to the Agent;

(ii) second, to pay Obligations of the Seller to the Purchasers under any Transaction Document in respect of any expense reimbursements or indemnities then due to such Persons;

(iii) third, to the Servicer (if the Servicer is not Lyondell or an Affiliate or Subsidiary of Lyondell) in payment of the accrued Servicer Fee then due and payable, and to the Purchasers in payment of the accrued Unused Commitment Fees then due and payable;

(iv) fourth, to the Purchasers in payment of the accrued Yield then due and payable;

(v) fifth, to the Purchasers in reduction (to zero) of the Capital Investments in respect of each Receivable Interest;

(vi) sixth, to the Purchasers in ratable payment of any other Obligations owed by the Seller hereunder or under any other Transaction Document (except for the Servicer Fee);

(vii) seventh, to the Servicer (if the Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell) in payment of the accrued Servicer Fee then due and payable; and

(viii) to the extent of any remainder, to the Seller;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth, fifth, sixth and seventh above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicer’s, the Agent’s or the Purchasers’ interest in the aggregate outstanding amounts described in such clause.

Section 2.9 General Settlement Procedures.

(a) Except as set forth in clauses (a) and (b) below or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to Pool Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, except if payment is designated by such Obligor for application to specific Pool Receivables.

(b) If, on any day, the Outstanding Balance of a Pool Receivable is either (x) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or any Originator, or (y) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.1(i).

(c) If on any day (x) any of the representations or warranties in Section 4.1(h) is no longer true with respect to any Pool Receivable or (y) it is discovered that any Receivable that was included in the Net Receivables Pool Balance as an Eligible Receivable was not an Eligible Receivable at the time of such inclusion, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.1(i).

Section 2.10 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in U.S. Dollars in same day funds to the Agent’s Account. The Servicer or the Agent, as applicable, shall promptly thereafter cause to be distributed (i) like funds relating to the payment out of Collections in respect of Capital, Yield, Servicer Fee or other Obligations payable out of Collections, to the Purchasers (according to each Purchaser’s Ratable Portion) and the Servicer in accordance with the provisions of Section 2.6, 2.7, or 2.8, as applicable, and (ii) like funds relating to the payment by the Seller of other Obligations payable by the Seller hereunder, to the parties hereto for whose benefit such funds were paid (and if such funds are insufficient, such distribution shall be made, subject to Section 2.6, 2.7 or 2.8, as applicable, ratably in accordance with the respective amounts thereof). Upon the Agent’s acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.2, from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and distributed by the Agent to, the applicable Purchasers ratably in accordance with their respective interests in such overdue amount.

(c) All computations of interest and all computations of Yield, Unused Commitment Fee and other per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(d) Unless the Agent shall have received notice from the Servicer or the Seller prior to the date on which any payment is due to the Purchasers hereunder that the Servicer or the Seller, as the case may be, will not make such payment in full, the Agent may assume that the Servicer or the Seller, as the case may be, has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Purchaser on such due date an amount equal to the amount then due such Purchaser. If and to the extent the Servicer or the Seller, as the case may be, shall not have so made such payment in full to the Agent, each Purchaser shall repay to the Agent promptly on demand such amount distributed to such Purchaser together with interest thereon, for each day from the date such amount is distributed to such Purchaser until the date such Purchaser repays such amount to the Agent, at the Federal Funds Rate.

Section 2.11 Yield and Fees.

(a) All Capital Investments and the outstanding amount of all other Obligations hereunder shall bear a Yield, in the case of Capital Investments, on the amount thereof from the date such Capital Investments are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, at the Applicable Yield. Accrued Yield shall be payable on each Payment Date.

(b) The Seller shall pay the Agent such fees as are set forth in the Citicorp Fee Letter to which such Facility Agent is a party.

(c) The Seller shall pay to the Agent for remittance to the Servicer a fee (the “Servicer Fee”) of 0.50% per annum on the average daily aggregate Outstanding Balance of the Pool Receivables for the most recently completed month, from the date of the initial Purchase hereunder until the later of the Termination Date or the date on which Capital is reduced to zero, payable in arrears on the applicable Payment Date; provided, however, that, if at any time, the Servicer is not Lyondell or an Affiliate or Subsidiary of Lyondell, the Servicer shall be paid, as such fee, the greater of (i) such amount and (ii) 120% of its reasonable out-of-pocket costs and expenses incurred by it in servicing, administering and collecting the Pool Receivables; and, provided further, that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections 2.6, 2.7 and 2.8.

(d) The Seller agrees to pay to each Purchaser an unused commitment fee on the actual daily amount by which the Commitment of such Purchaser exceeds such Purchaser’s Capital Investments (the “Unused Commitment Fee”) from the date hereof through the Termination Date at a rate of 0.50% per annum, payable in arrears (x) on the second Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Termination Date.

Section 2.12 Special Provisions Governing Capital Investments at the Applicable LIBO Rate.

(a) Increased Costs. If, due to either (i) a change after the date hereof in Regulation D of the Board (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation (other than any law or regulation relating to taxes, as to which Section 2.14 shall govern) or (iii) the compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to (or, in the case of Regulation D of the Board there shall be imposed a cost on) any Indemnified Party of agreeing to make or making any Purchase or maintaining any Receivable Interest (or interest therein) hereunder, then the Seller shall from time to time, within five Business Days following demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.12(a) by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Indemnified Party additional amounts sufficient to compensate such Indemnified Party for such increased or imposed cost. Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.12(a).

A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.

(b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Adjusted LIBO Rate then being determined is to be fixed or (ii) the Required Purchasers notify the Agent that the Adjusted LIBO Rate for any Yield Period will not adequately reflect the cost to the Purchasers of making a Capital Investment or maintaining such Capital Investment for such Yield Period, the Agent shall forthwith so notify the Seller and the Purchasers, whereupon the Applicable Yield for such Capital Investment shall automatically, on the last day of the current Yield Period for such Capital Investment, convert into the Applicable Base Rate and the obligations of the Purchasers to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended until the Agent shall notify the Seller that the Required Purchasers have determined that the circumstances causing such suspension no longer exist.

(c) Illegality. Notwithstanding any other provision of this Agreement, if any Purchaser determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate, then, on notice thereof and demand therefor by such Purchaser to the Seller through the Agent, (i) the obligation of such Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended, and each such Purchaser shall make Capital Investments at the Applicable Base Rate and (ii) if the affected Capital Investments at the Applicable LIBO Rate are then outstanding, the Seller shall immediately convert each such Capital Investment into a Capital Investment at the Applicable Base Rate. If, at any time after a Purchaser gives notice under this Section 2.12(c), such Purchaser determines that it may lawfully make Capital Investments at the Applicable LIBO Rate, such Purchaser shall promptly give notice of that determination to the Seller and the Agent, and the Agent shall promptly transmit the notice to each other Purchaser. The Seller’s right to request, and such Purchaser’s obligation, if any, to make Capital Investments at the Applicable LIBO Rate shall thereupon be restored.

(d) Liquidation Costs. In addition to all amounts required to be paid by the Seller hereunder, the Seller shall compensate each Purchaser, within five Business Days following demand therefor, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to fund or maintain such Purchaser’s Capital Investments at the Applicable LIBO Rate but excluding any loss of the Applicable Margin on the relevant Capital Investments) (each, a “Liquidation Cost”) that such Purchaser may sustain, and any customary fees that such Purchaser may impose, (i) if for any reason a proposed Capital Investment, conversion into or continuation of Capital Investments at the Applicable LIBO Rate does not occur on a date specified therefor in a Notice of Purchase given by the Seller or in a telephonic request by it for Purchase or a successive Yield Period does not commence after notice therefor is given hereunder, (ii) if for any reason any Capital Investment at the Applicable LIBO Rate is reduced (including mandatorily pursuant to Section 2.7 or 2.8) on a date that is not the last day of the applicable Yield Period, (iii) as a consequence of a required conversion of a Capital Investment at the Applicable LIBO Rate to Capital Investment at the Applicable Base Rate as a result of any of the events indicated in Section 2.12(c) above or (iv) as a consequence of any failure by the Seller to reduce Capital Investment at the Applicable LIBO Rate when required by the terms hereof. The Purchaser making demand for such compensation shall deliver to the Seller concurrently with such demand a written statement as to such losses, expenses and liabilities and fees, and this statement shall be conclusive as to the amount of compensation due to such Purchaser, absent manifest error.

Section 2.13 Increased Capital.

If any Indemnified Party determines that either the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or the compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Indemnified Party or any corporation controlling such Indemnified Party and that the amount of such capital is increased by or based upon the existence of such Indemnified Party’s commitment, if any, to purchase any Receivable Interest (or interest therein), or to maintain such Receivable Interest (or interest therein) hereunder, then, within five Business Days following demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.13 by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent) the Seller shall pay to the Agent for the account of such Indemnified Party from time to time, as specified by such Indemnified Party, additional amounts sufficient to compensate such Indemnified Party or such corporation in the light of such circumstances, to the extent that such Indemnified Party reasonably determines such increase in capital to be allocable to the existence of any such commitment. Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in the first sentence of this Section 2.13, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.13. A certificate in reasonable detail as to the basis for, and the amount of, such compensation submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14 Taxes.

(a) Any and all payments by the Seller hereunder or deposits from Collections hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, (i) taxes that are imposed on its overall net income by the United States, (ii) taxes that are imposed on its overall net income, assets or net worth (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or qualified to do business or in which such Indemnified Party holds any asset in connection with this Agreement or, in each case, any political subdivision thereof, and (iii) branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Indemnified Party is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or deposits from Collections hereunder being hereinafter referred to as “Taxes”). If the Seller or the Servicer or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or deposit from Collections hereunder to any Indemnified Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer or the Agent shall make such deductions and (iii) the Seller or the Servicer or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Seller shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Receivables Sale Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within five Business Days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

(d) Within 30 days after the date of any payment of Taxes, the Seller shall furnish to the Agent and each applicable Purchaser, at its address referred to in Section 11.3, the original or a certified copy of a receipt evidencing such payment or a certificate executed by a Responsible Officer of the Seller stating that such Taxes have been paid, together with evidence of such payment reasonably satisfactory to the Agent.

(e) Each Purchaser organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Purchaser, and on the date of the Assignment or the Assignment and Acceptance pursuant to which it became a Purchaser in the case of each other Purchaser, and from time to time thereafter as requested in writing by the Seller (but only so long thereafter as such Purchaser remains lawfully able to do so), provide each of the Agent and the Seller with 2 original Internal Revenue Service forms W-8ECI or W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Purchaser is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the forms provided by a Purchaser at the time such Purchaser first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Purchaser provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that if, at the effective date of the Assignment or the Assignment and Acceptance pursuant to which an Assignee becomes a Purchaser hereunder, the Purchaser assignor was entitled to payments under subsection (a) of this Section 2.14 (after taking into account subsections (e) and (f) of this Section 2.14) in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI or W-8BEN or any successor or other form prescribed by the Internal Revenue Service, that the Purchaser reasonably considers to be confidential, the Purchaser shall give notice thereof to the Seller and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Purchaser has failed to provide the Seller with the appropriate form described in subsection (e) of this Section 2.14 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) of this Section 2.14), such Purchaser shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should any Purchaser become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Purchaser shall reasonably request to assist such Purchaser (at such Purchaser’s expense) to recover such Taxes.

Section 2.15 Sharing of Payments, Etc.

If any Purchaser shall obtain any payment (whether voluntarily, involuntarily, through the exercise of any right of set-off or otherwise) on account of the Purchases made by it (other than with respect to payments due to such Purchaser pursuant to Section 2.12, 2.13 or 2.14) in excess of its Ratable Portion of payments on account of the Purchases obtained by all the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such interests in the Receivable Interests purchased by them as shall be necessary to cause such Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Purchaser, such purchase from each other Purchaser shall be rescinded and such other Purchaser shall repay to the Purchaser the purchase price to the extent of such recovery together with an amount equal to such other Purchaser’s Ratable Portion (according to the proportion of (a) the amount of such other Purchaser’s required repayment to (b) the total amount so recovered from the Purchaser) of any interest or other amount paid or payable by the Purchaser in respect of the total amount so recovered. The Seller agrees that any Purchaser so purchasing an interest in Receivable Interests from another Purchaser pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest in Receivable Interests as fully as if such Purchaser were the direct creditor of the Seller in the amount of such interest in Receivable Interests.

Section 2.16 Conversion/Continuation Option.

(a) The Seller may elect (i) at any time on any Business Day, to convert Capital Investments bearing Yield at the Applicable Base Rate (other than Swing Purchases) or any portion thereof to Capital Investments bearing Yield at the Applicable LIBO Rate and (ii) at the end of any applicable Yield Period, to convert Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof into Capital Investments bearing Yield at the Applicable Base Rate or to continue such Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof for an additional Yield Period; provided, however, that the aggregate amount of the Capital Investments bearing Yield at the Applicable LIBO Rate for each Yield Period must be in an amount of at least $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Capital Investments of each Purchaser in accordance with such Purchaser’s Receivable Interest. Each such election shall be in substantially the form of Exhibit H (a “Notice of Conversion or Continuation”) and shall be made by giving the Agent at least 3 Business Days’ prior written notice specifying (A) the amount and type of Capital Investment being converted or continued, (B) in the case of a conversion to or a continuation of Capital Investments bearing Yield at the Applicable LIBO Rate, the applicable Yield Period and (C) in the case of a conversion, the date of such conversion.

(b) The Agent shall promptly notify each Purchaser of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Capital Investments bearing Yield at the Applicable Base Rate to Capital Investments bearing Yield at the Applicable LIBO Rate and no continuation in whole or in part of Capital Investments bearing Yield at the Applicable LIBO Rate upon the expiration of any applicable Yield Period shall be permitted at any time at which (i) a Potential Event of Termination or an Event of Termination shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Capital Investment bearing Yield at the Applicable LIBO Rate would violate any provision of Section 2.12. If, within the time period required under the terms of this Section 2.16, the Agent does not receive a Notice of Conversion or Continuation from the Seller containing a permitted election to continue any Capital Investments bearing Yield at the Applicable LIBO Rate for an additional Yield Period or to convert any such Capital Investments, then, upon the expiration of the applicable Yield Period, such Capital Investments shall, subject to Section 3.2, be automatically continued as Capital Investments bearing Yield at the Applicable LIBO Rate with a Yield Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.17 Duty to Mitigate; Assignment of Commitments Under Certain Circumstances.

(a) If any Indemnified Party claims any additional amounts payable pursuant to Section 2.12 or Section 2.13 or if the Seller is required to pay any additional amount to any Indemnified Party or any Governmental Authority for the account of any Purchaser pursuant to Section 2.14, then such Indemnified Party shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Seller, or to change the jurisdiction of the applicable office through which it holds or maintains its interest in the applicable Receivable Interest or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Indemnified Party, be otherwise disadvantageous to such Indemnified Party or its Receivable Interest.

(b) In the event that any Indemnified Party shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, or the Seller shall be required to make additional payments to any Indemnified Party under Section 2.14, the Seller shall have the right, with the assistance of the Agent, to designate a substitute bank or banks (which may be one or more of the Purchasers) mutually satisfactory to the Seller and the Agent (and the Swing Purchaser) to purchase for cash, pursuant to an Assignment and Acceptance, the outstanding Capital Investment of such Purchaser and assume the Commitment of such Purchaser, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the amount of all of such Purchaser’s outstanding Capital Investment plus any accrued but unpaid Yield thereon and the accrued but unpaid fees for the account of such Purchaser hereunder plus such amount, if any, as would be payable pursuant to Section 2.12(d) if the outstanding Capital Investment of such Purchaser was prepaid in its entirety on the date of consummation of such assignment.

Section 2.18 Restricted Accounts; Investment of Amounts in the Cash Assets Account.

(a) The Agent shall have “control” (within the meaning of Section 9-104 of the UCC) of each of the Restricted Accounts.

(b) Funds held in the Cash Assets Account may, until withdrawn or otherwise applied pursuant hereto, be invested and reinvested in such Liquid Investments as the Seller may request from time to time; provided that, if an Event of Termination shall have occurred and be continuing, the Agent may select such Liquid Investments. “Liquid Investments” means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) time deposits and money market deposit accounts issued by or guaranteed by or placed with a financial institution reasonably acceptable to the Agent, and (iv) fully collateralized repurchase agreements for securities described in clause (i) or (ii) above entered into with a financial institution reasonably acceptable to the Agent, provided in each case that such Liquid Investment (x) matures within 30 days and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Agent permits appropriate measures to have been taken to perfect security interests therein.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.1 Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the satisfaction (or substantially simultaneous satisfaction) of the following conditions precedent:

(a) The Agent shall have received all fees and expenses (including, but not limited to, reasonable fees and expenses of counsel to the Agent) required to be paid on the Closing Date, pursuant to the terms of this Agreement and the Citicorp Fee Letter and the Annex thereto.

(b) The Agent shall have received on or before the Closing Date, the following, each (unless otherwise indicated) dated as of the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Agent:

(i) This Agreement, duly executed and delivered by the Seller and the Servicer;

(ii) The Receivables Sale Agreement, duly executed by the Seller and each Originator, together with:

(A) Proper financing statements naming each Originator as debtor, the Seller as secured party and the Agent, as assignee, to be filed under the UCC of all jurisdictions that the Agent may deem necessary in order to perfect the Seller’s interests created or purported to be created by the Receivables Sale Agreement;

(B) Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections or Contracts previously granted by any Originator;

(C) The Consent and Agreement, duly executed by the Seller and each Originator; and

(D) A Subordinated Note, in substantially the form of Exhibit B to the Receivables Sale Agreement, payable to the order of each Originator, and duly executed by the Seller;

(iii) The Lyondell Undertaking, duly executed and delivered by Lyondell;

(iv) A Lock-Box Agreement with each Lock-Box Bank, executed by such Lock-Box Bank, the Agent and the Seller, the Servicer or an Originator, as applicable;

(v) Good standing certificates (or equivalent) issued by the Secretary of State of the jurisdiction of incorporation of each Transaction Party;

(vi) A copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Transaction Party, certified as of a recent date by the Secretary of State (or equivalent body) of the state of organization of such Transaction Party;

(vii) A certificate of the Secretary or an Assistant Secretary of each Transaction Party certifying (A) the names and true signatures of each officer of such Transaction Party that has been authorized to execute and deliver any Transaction Document or other document required hereunder to be executed and delivered by or on behalf of such Transaction Party, (B) the by-laws (or equivalent Constituent Document) of such Transaction Party as in effect on the date of such certification, (C) the resolutions of such Transaction Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Transaction Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(viii) A certificate of a Principal Financial Officer of each Transaction Party certifying that the conditions set forth in Section 3.1(a), (b), (c) and (e) have been satisfied;

(ix) A certificate of a Principal Financial Officer of each of the Seller and Originators stating that such Transaction Party is Solvent after giving effect to the transactions contemplated hereunder and under the other Transaction Documents;

(x) Proper financing statements naming the Seller, as debtor, and the Agent, as secured party, to be filed under the UCC of all jurisdictions that the Agent may deem necessary in order to perfect the ownership interests created or purported to be created by the Transactions Documents;

(xi) Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Pool Receivables, Contracts, Related Security or Collections previously granted by the Seller or any Originator; and

(xii) Favorable opinions of (A) Gerald A. O’Brien, Deputy General Counsel of Lyondell, in substantially the form of Exhibit I-2 hereto and as to such other matters as the Agent may reasonably request, (B) Baker Botts L.L.P., counsel to the Transaction Parties, in substantially the forms of Exhibit I-1 and I-3 hereto as to such other matters as the Agent may reasonably request, including without limitation (1) a “true sale” opinion with respect to the sale of Receivable Assets under and as defined in the Receivables Sale Agreement from each Originator to the Seller, (2) an opinion with respect to the non-substantive consolidation of the Seller with each other Transaction Party or any of its Affiliates or Subsidiaries in a case under the U.S. Bankruptcy Code, and (3) an opinion relating to the enforceability of the Transaction Documents, compliance with all laws and regulations (including Regulation U of the Board), the perfection of all ownership and other interests purported to be granted under the Transaction Documents, and no conflicts with material agreements, and (C) special counsel to the Agent, as the Agent may reasonably request.

(c) Each of the Seller, the Originators and the Servicer shall have received all necessary governmental and third party consents and approvals necessary in connection with Transaction

Documents and the transactions contemplated thereby (without the imposition of any conditions that are not reasonably acceptable to the Purchasers) and shall remain in effect, and all applicable governmental filings (except for the UCC financing statements referred to in this Section 3.1) shall have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Purchasers that restrains, prevents or imposes materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.

(d) The Purchasers shall have received and be satisfied with (i) audited financial statements of Lyondell and its Consolidated Subsidiaries for the Fiscal Year ending December 31, 2002 by independent nationally-recognized public accountants which statements shall be unqualified, (ii) interim unaudited quarterly financial statements of Lyondell and its Consolidated Subsidiaries, through the fiscal quarter ending September 30, 2003, and (iii) the financial projections of Lyondell and its Consolidated Subsidiaries covering the Fiscal Years ending in 2003 through 2007, inclusive, that are included in the Confidential Information Memorandum.

(e) (i) All obligations for outstanding capital, accrued but unpaid yield and fees and other amounts then due and payable under the Existing Program shall have been concurrently satisfied, (ii) all documentation relating to the Existing Program shall have been concurrently terminated on terms satisfactory to the Agent and (iii) the Agent shall have received evidence of such termination in form and substance satisfactory to the Agent.

(f) The Agent shall be satisfied with the results of a field examination of the Originators conducted by CUSA’s internal auditors no more than 3 months prior to the Closing Date.

The Agent shall promptly notify the Seller, the Servicer and the Purchasers of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.2 Conditions Precedent to All Investment Events.

Each Investment Event (including the initial Purchase by each Purchaser) shall be subject to the further conditions precedent that:

(a) on or prior to the date of such Investment Event, the Servicer shall have delivered to the Agent, in form and substance satisfactory to the Agent in its Discretion:

(i) a completed monthly Seller Report, signed by a Principal Financial Officer of the Servicer and dated within 31 days prior to the date of such Investment Event, together with a listing by Obligor of all Pool Receivables, and

(ii) during the existence of a Triggering Event, not later than the second Business Day of each week, a completed weekly Seller Report, signed by a Principal Financial Officer of the Servicer and effective as of the end of the last Business Day of the then immediately preceding week, and

(b) on the date of such Investment Event the following statements shall be true (and the acceptance by the Seller of the proceeds of the Purchase or reinvestment, as applicable, being made on the date of such Investment Event shall constitute a representation and warranty by the Servicer, or the Seller, as the case may be, that on the date of such Investment Event, such statements are true):

(i) the representations and warranties applicable to such Transaction Party contained in Article IV of this Agreement and in Article III of the Receivables Sale Agreement are correct in all material respects on and as of the date of such Investment Event, before and after giving effect to such Investment Event and to the application of the proceeds from the Purchase or reinvestment, as applicable, being made on the date thereof, as though made on and as of such date, except (x) in the case of an Investment Event consisting solely of a conversion of the Applicable Yield from a rate based on the Adjusted LIBO Rate to a rate based on the Adjusted Base Rate or (y) to the extent such representations and warranties that expressly relate to an earlier date;

(ii) no event has occurred and is continuing, or would result from such Investment Event or from the application of the proceeds from the Purchase or reinvestment, as applicable, being made on the date of such Investment Event, which constitutes an Event of Termination or a Potential Event of Termination; and

(iii) the Purchase or reinvestment, as applicable, being made on the same date as such Investment Event shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller.

The Seller represents and warrants as follows:

(a) (i) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement, has the requisite power and authority under its Constituent Documents and applicable law to own its property and assets and to carry on its business as now conducted and proposed to be conducted after the Closing Date and is duly qualified to do business, and is in good standing, in every jurisdiction where such qualification or authorization is required, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect.

(ii) The Seller has no Subsidiaries. All of the outstanding membership interests of the Seller are owned by Lyondell.

(b) The Seller has the power and authority under its Constituent Documents and applicable law to execute, deliver and carry out the provisions of the Transaction Documents to which it is a party, and all such actions have been duly and validly authorized by all necessary proceedings on its part under its Constituent Documents and applicable law.

(c) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, including the Seller’s use of the proceeds of Purchases and reinvestments, are within the Seller’s powers, have been duly authorized and delivered by all necessary action on its part, do not (i) violate (x) any provision of the Seller’s Constituent Documents or any other agreement governing its organization and/or scope of power and authority or any applicable law, rule, regulation (including Regulation U or X) or order, writ, judgment, injunction, decree, determination or award of any Governmental Authority binding upon it or any other Transaction Party, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture or any agreement or other instrument to which it is a party, or by which it or any of its properties or assets are bound, or (iii) except for the Liens created by the Transaction Documents, result in or require the creation or imposition of any Lien upon any of its property or assets.

(d) This Agreement is, and the other Transaction Documents to which the Seller is or will be a party when delivered will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, including implied obligations of good faith and fair dealing.

(e) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is a party or any transaction contemplated hereby or thereby, except for the filings of the financing statements referred to in Article III.

(f) Since the date of the Seller’s formation, there has not occurred any development or event affecting, or any change in the business, assets, results of operations, financial condition or prospects of, the Seller which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) There is no action, suit, investigation, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Seller, threatened against or affecting the Seller or its business, assets or rights (i) as to which there is a reasonable possibility of an adverse decision and which, if adversely determined, could, individually or, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of any Transaction Document.

(h) (i) Immediately prior to the time of the initial creation of an interest hereunder in any Pool Receivable, the Seller is the legal and beneficial owner of such Pool Receivable and Related Security and Collections with respect thereto, in each case free and clear of any Lien (other than Permitted Liens).

(ii) Upon each Purchase or reinvestment, the Seller shall transfer to the Purchaser making such Purchase or reinvestment (and such Purchaser shall acquire) a valid interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Lien (other than Permitted Liens), which ownership interest or security interest shall be a perfected first priority ownership interest or security interest upon the filing of the financing statements referred to in Section 3.1(b)(xii).

(iii) With respect to each transfer to it of any Pool Receivables, the Seller has either (i) purchased such Pool Receivables from an Originator in exchange for payment (made by the Seller to an Originator in accordance with the provisions of the Receivables Sale Agreement) in an amount which constitutes fair consideration and approximates fair market value for such Pool Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm’s-length transaction between unaffiliated parties or (ii) acquired such Pool Receivables from an Originator as a capital contribution in accordance with the provisions of the Receivables Sale Agreement. No such sale, and no such contribution, has been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale or contribution is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

(i) No report or document or other information furnished or to be furnished at any time by or on behalf of the Seller to the Agent or any Purchaser in connection with any Transaction Document, when taken together with all other reports, documents and information then or theretofore so furnished by or on behalf of the Seller, contained or will contain, as of the date so furnished, any untrue statement of a material fact or omitted to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j) The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.1(e), at such other locations in jurisdictions, within the United States, where all requested actions under Section 6.5(a) have been taken and completed).

(k) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.3(m). Except pursuant to the Lock-Box Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(l) Since the date of its formation, the Seller has not engaged in any activity other than as contemplated by the Transaction Documents or entered into any commitment or incurred any Indebtedness other than pursuant to, or as permitted under, the Transaction Documents.

(m) The Seller has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of another member of the ERISA Group’s sponsorship of a Plan, Multiemployer Plan or Welfare Plan.

(n) The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder. The Seller has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(o) The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests included in the Pool Receivables, Related Security, Collections, Restricted Accounts or proceeds thereof.

(p) The Seller is not an “investment company” as defined in the Investment Company Act of 1940, as amended. The Seller is not subject to regulation as a “holding company” under the Public Utility Holding Company Act of 1935, as amended.

(q) Both before and after giving effect to (i) each Purchase to be made on the Closing Date or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the other Transaction Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is Solvent.

Section 4.2 Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows:

(a) Each of the Servicer and its Material Subsidiaries (including for this purpose the Lyondell Joint Ventures) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority under its Constituent Documents and applicable law to own its property and assets and to carry on its business as now conducted and is duly qualified and is in good standing and is authorized to do business in every jurisdiction where such qualification or authorization is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Servicer has the power and authority under its Constituent Documents and applicable law to execute, deliver and carry out the provisions of the Transaction Documents to which it is a party, and all such actions have been duly and validly authorized by all necessary proceedings on its part under its Constituent Documents and applicable law.

(c) The execution, delivery and performance by the Servicer of the Transaction Documents to which it is a party, and the other transactions contemplated hereby and thereby, do not (i) violate (x) any provision of the Servicer’s Constituent Documents or any other agreement governing its organization and/or scope of power and authority or any applicable law, rule, regulation (including Regulation U or X) or order, writ, judgment, injunction, decree, determination or award of any Governmental Authority binding upon it, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under any indenture or any material agreement or other instrument to which it or any Material Subsidiary is a party, or by which it or any Material Subsidiary or any of its or its Material Subsidiary’s properties or assets are bound, or (iii) except for the Liens created by the Transaction Documents, result in or require the creation or imposition of any Lien upon any of its or its Material Subsidiary’s property or assets.

(d) This Agreement is, and the other Transaction Documents to which the Servicer is or will be a party when delivered will be, the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally and by general principles of equity, including implied obligations of good faith and fair dealing.

(e) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required in connection with the due execution, delivery and performance by the Servicer of any Transaction Document to which it is a party or any other transaction contemplated hereby or thereby, except for the filings of the financing statements referred to in Article III and except for any that have been made or any the failure to obtain, give, file or take could not reasonably be expected to result in a Material Adverse Effect.

(f) Since June 30, 2003, there has not occurred any development or event affecting, or any change in the business, assets, results of operations, financial condition or prospects of, Lyondell and its Subsidiaries, taken as a whole, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) There is no action, suit, investigation, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending or, to its knowledge, threatened against or affecting the Servicer or any of its Subsidiaries or the businesses, assets or rights of Servicer or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of any Transaction Document.

(h) No report or document or other information furnished or to be furnished at any time by or on behalf of the Servicer to the Agent or any Purchaser in connection with any Transaction Document, when taken together with all other reports, documents and information then or theretofore so furnished by or on behalf of the Servicer, including Lyondell’s periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, contained, or will contain as of the date so furnished, any untrue statement of a material fact or omitted to state, or will omitted to state, as the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty with respect to (x) the financial projections described in Section 3.1(d)(iii), (y) any information, including financial projections, delivered pursuant to Section 3.01(b) of the Lyondell Undertaking or (z) any financial statements delivered pursuant to Section 5.5(a) shall be made pursuant to this Section 5.3(p).

(i) The offices where the Servicer keeps its Records concerning the Receivable Assets are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.1(e), at such other locations in jurisdictions, within the United States, where all requested actions under Section 6.5(a) have been taken and completed).

(j) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.3(m)). Except under the Lock-Box Agreements, the Servicer has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(k) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect) with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as reflected in the PBGC Settlement Agreement, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(l) The Servicer has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder. The Servicer has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy and in accordance with Section 6.2(b).

(m) No effective financing statement or other instrument similarly in effect covering any Contract or any Pool Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those set forth on Schedule IV hereto and those filed in favor of the Agent relating to this Agreement or in favor of the Seller and the Agent relating to the Receivables Sale Agreement.

(n) Each of the Servicer and its Subsidiaries (including, for purposes of this Section, the Lyondell Joint Ventures) has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid or accrued all taxes shown to be due on such returns or on any assessment received by Lyondell or any Subsidiary and required to be paid or accrued by it, except to the extent that any such taxes are being contested in good faith by appropriate proceedings.

(o) Neither the Servicer nor any of its Subsidiaries is an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. Neither the Servicer nor any of its Subsidiaries is subject to regulation as a “holding company” under the Public Utility Holding Company Act of 1935.

(p) (i) Neither the Servicer nor any of its Subsidiaries is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(ii) No Potential Event of Termination or Event of Termination has occurred and is continuing.

(q) (i) The audited consolidated balance sheet of Lyondell and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of income, of stockholders’ equity and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, and set forth in the Servicer’s 2002 annual report on Form 10-K filed with the SEC, a copy of which has been furnished to the Agent for distribution to the Purchasers, fairly present, in all material respects and in conformity with GAAP, the consolidated financial position of Lyondell and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii) The unaudited consolidated balance sheet of Lyondell and its Consolidated Subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of income and of cash flows for the six months then ended, set forth in Lyondell’s quarterly report for the fiscal quarter ended June 30, 2003 on Form 10-Q filed with the SEC, a copy of which has been furnished to the Agent for distribution to the Purchasers, fairly present, in all material respects and in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (i) of this Section 4.2(q), the consolidated financial position of Lyondell and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

(iii) The financial projections provided to the Agent pursuant to Section 3.1(d)(iii) and in the Confidential Information Memorandum were prepared in good faith on the basis of the assumptions described in the Confidential Information Memorandum, which assumptions were believed by the Servicer in good faith to be reasonable in light of the then current and reasonable foreseeable business conditions of Lyondell and its Consolidated Subsidiaries existing at the time of preparation thereof, and the Servicer has no knowledge of any event or circumstance that would cause it to change any such assumptions in any material respect as of the date hereof, it being understood by the Agent and the Purchasers that actual results will likely vary from the projected results set forth therein.

ARTICLE V

GENERAL COVENANTS OF THE SELLER AND THE SERVICER

Section 5.1 Affirmative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Seller will:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules and regulations, and all orders of any Governmental Authority applicable to it and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto.

(b) Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Purchasers or the Agent hereunder or in the Pool Receivables and Related Security, or the ability of the Seller or the Servicer to perform their respective obligations under the Transaction Documents.

(c) Payment of Taxes. Pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Seller in conformity with GAAP.

(d) Compliance with Constituent Documents. Comply with, and cause compliance with, the provisions of the Constituent Documents of the Seller delivered to the Agent pursuant to Section 3.1 as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Agent.

(e) Offices, Records and Books of Accounts.

(i) Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Pool Receivables at the address of the Seller referred to in Section 4.1(j) or, upon at least 30 days’ prior written notice to the Agent, at any other location in a jurisdiction where all requested actions under Section 6.5(a) shall have been taken;

(ii) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

(iii) Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP;

(iv) To the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers; and

(v) To the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

(f) Examination of Records; Audits.

(i) From time to time upon ten (10) Business Days’ (or, during the continuance of a Triggering Event of the type described in clause (iii), (iv) or (v) of the definition of “Triggering Event”, five (5) Business Days’) prior notice (except that during the continuance of a Potential Event of Termination or Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Agent, if a Potential Event of Termination or Event of Termination does not exist, and otherwise at the expense of the Seller, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, or the agents of the Seller, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, or the agents of the Seller, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters and designated by the Seller to discuss such matters with the Agent or its agents or representatives. Unless a Potential Event of Termination or Event of Termination is continuing, the Agent agrees to combine any request for any such examinations and visits with any request being made under Section 5.4(f).

(ii) The Seller shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

(g) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, in a timely manner all provisions, covenants and other promises (if any) required to be observed by it under the Contracts related to the Pool Receivables, and comply in all material respects and in a timely manner with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.

(h) Transaction Documents. At its expense, require each Originator and the Servicer to timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by them under each of the Transaction Documents, maintain each of the Transaction Documents to which it is a party in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of such Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(i) Deposits to Lock-Box Accounts. Instruct, or cause the Servicer to instruct, all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Seller or any Originator shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.9), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt.

(j) Maintenance of Separate Existence. Do all things necessary to maintain its existence separate and apart from each Originator and other Affiliates of the Seller, including, without limitation, (i) maintaining proper limited liability company records and books of account separate from those of such Affiliates; (ii) maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions by appropriate entries in the records and books referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than certain expenses and liabilities relating to basic corporate overhead which may be allocated between the Seller and such Affiliates; (iii) holding such appropriate meetings or obtaining such appropriate consents of its Board of Managers as are necessary to authorize all the Seller’s actions required by law to be authorized by its Board of Managers, keeping minutes of such meetings and of meetings of its members and observing all other necessary organizational formalities (and any successor Seller shall observe similar procedures in accordance with its governing documents and applicable law); (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Seller’s own name as a legal entity separate and distinct from such Affiliates; and (v) conducting all transactions and dealings between the Seller and such Affiliates on an arm’s-length basis.

(k) Purchase of Pool Receivables from Originators. With respect to each Pool Receivable acquired from any Originator by the Seller other than as a capital contribution, pay to such Originator (in accordance with the Receivables Sale Agreement) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximates an arm’s-length transaction between unaffiliated parties.

Section 5.2 Reporting Requirements of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Seller will furnish to the Agent for distribution to the Purchasers:

(a) Annual Reports. Within 100 days after the end of each Fiscal Year, financial statements (which shall include a balance sheet and income statement, as well as statements of member’s equity and cash flow) showing the financial condition and results of operations of the Seller as of the end of and for such Fiscal Year, in each case certified by a Responsible Officer of the Seller as presenting fairly, in all material respects, the financial position and results of operation of the Seller and as having been prepared in accordance with GAAP, together with a certificate of such Responsible Officer stating that such financial statements present fairly, in all material respects, the financial position of the Seller as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes that shall have been disclosed in the notes to the financial statements).

(b) Notice of Even of Termination. Promptly and in any event within 2 Business Days after a Responsible Officer of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Receivables, the Related Security, the Contracts, the Restricted Accounts or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Section 5.3 Negative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Seller will not:

(a) Indebtedness. Except as otherwise provided herein or in the Receivables Sale Agreement, create, incur, assume or suffer to exist any Indebtedness, other than (i) Indebtedness of the Seller representing fees, expenses and indemnities arising hereunder or under the Receivables Sale Agreement for the purchase price of the Receivables under the Receivables Sale Agreement, and (ii) other Indebtedness of the Seller incurred in the ordinary course of its business in an amount not to exceed $9,500 at any time outstanding.

(b) Sales, Liens, Etc. Except as otherwise provided herein, sell, lease, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, including, but not limited to, its undivided interest in any Pool Receivable or Related Security or Collections in respect thereof, or upon or with respect to any related Contract or any Deposit Account to which any Collections of any Pool Receivable are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof.

(c) Investments. Except as otherwise provided herein or in the Receivables Sale Agreement, directly or indirectly make or maintain any Investment.

(d) Restricted Payments. Directly or indirectly, declare, order, pay, make or set apart any sum for any redemption, retirement or cancellation of the Seller’s Equity Interests or any Subordinated Note other than pursuant to or in accordance with the Transaction Documents.

(e) Merger, Etc. Consolidate with or merge into any other Person, acquire all or substantially all of the Stock or Stock Equivalents of any Person, acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, enter into any joint venture or partnership with any Person or acquire or create any Subsidiary.

(f) Change in Credit and Collection Policy. Make any changes in the Credit and Collection Policy that would be reasonably likely to impair the collectibility of the Pool Receivables.

(g) Organizational Documents; Change of Name, Etc.

(i) Amend, supplement or otherwise modify any of its Constituent Documents.

(ii) Change its name, identity, form of legal structure or jurisdiction of organization, unless, prior to the effective date of any such change, the Seller delivers to the Agent (x) UCC financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Receivable Interests contemplated by this Agreement and (y) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements and other control agreements with the Seller to take control of the Lock-Box Accounts and other Restricted Accounts pursuant to Section 6.3(a), new Lock-Box Agreements and other control agreements executed by the Seller and the relevant banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(h) Accounting. Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Receivables Sale Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Interests by the Seller to the Agent for the account of the Purchasers.

(i) Affiliate Transactions. Except as contemplated or permitted by the Transaction Documents, enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Seller.

(j) ERISA. Adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of another member of the ERISA Group’s sponsorship of a Plan, Multiemployer Plan or Welfare Plan.

(k) Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or lease of real or personal property, other than for the lease or rental of an office space or office equipment for use by the Seller in the ordinary course of its business.

(l) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(m) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or any Originator, as applicable.

(n) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or grant any permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(o) Receivables Sale Agreement. (i) Cancel or terminate the Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Receivables Sale Agreement or (iv) take any other action under the Receivables Sale Agreement not required by the terms thereof that would impair the value of any Receivable Assets (as defined therein) or the rights or interests of the Seller thereunder or of the Agent or any Purchaser or Indemnified Party hereunder or thereunder.

(p) Use of Proceeds. Use the proceeds of any Purchase or reinvestment to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such Security) or, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulation U or X thereof.

Section 5.4 Affirmative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Servicer shall:

(a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Compliance with Laws, Etc. Comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Business and Properties. Except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

(d) Payment of Taxes. Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof, unless and to the extent that any such tax, assessment, charge, or levy is being contested in good faith by appropriate proceedings and adequate reserves are being maintained on its books with respect thereto to the extent required by GAAP.

(e) Books of Accounts.

(i) To the extent Records are (A) in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers, or (B) constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

(ii) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

(f) Examination of Records; Audits.

(i) From time to time upon ten (10) Business Days’ (or, during the continuance of a Triggering Event of the type described in clause (iii), (iv) or (v) of the definition of “Triggering Event”, five (5) Business Days’) prior notice (except that during the continuance of a Potential Event of Termination or Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Agent, if a Potential Event of Termination or Event of Termination does not exist, and otherwise at the expense of the Servicer, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of any Originator, the Servicer or their respective Affiliates or Subsidiaries or the agents of such Originator, the Servicer or their respective Affiliates or Subsidiaries, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of any Originator, the Servicer, their respective Affiliates or Subsidiaries (other than the Seller) or the agents of such Originator, the Servicer or their respective Affiliates or Subsidiaries, for the purpose of examining such materials described in clause (a) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder or under the Contracts with any of the officers or employees of the Servicer having knowledge of such matters and designated by the Servicer to discuss such matters with the Agent or its agents or representatives. Unless a Potential Event of Termination or Event of Termination is continuing, the Agent agrees to combine any request for any such examinations and visits with any request being made under Section 5.1(f).

(ii) The Agent may (at its own election or at the request of the Required Purchasers), at the Servicer’s sole cost and expense, make test verifications and other evaluations of the Receivables in any manner and through any medium that the Agent considers advisable, and the Servicer shall furnish all such assistance and information as the Agent may require in connection therewith; provided that, unless a Potential Event of Termination or an Event of Termination has occurred and is continuing, the Agent shall conduct no more than four such evaluations pursuant to this Section during any calendar year. The Servicer shall pay the documented fees and expenses of employees or other representatives of the Agent in connection with such evaluations. In-house examination charges shall be limited to an amount up to $1,000 per day per examiner (employee or representative) plus such examiner’s reasonable out-of-pocket expenses, including travel expenses, incurred in connection with such evaluation. The Agent shall furnish to each Purchaser a copy of the final written report prepared in connection with any such evaluation and shall provide the Servicer and the Seller with a summary of the analysis of the Receivables contained in any such final written report not less than two Business Days prior to delivery thereof to the Purchasers.

(iii) The Servicer shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

(g) Performance and Compliance with Contracts and Credit and Collection Policy. At its own expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce and cause each other Originator to enforce such Related Security as reasonably requested by the Agent.

(h) Transaction Documents. At its expense, maintain each of the Transaction Documents to which it is a party in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of such Transaction Documents such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(i) Deposits to Lock-Box Accounts. Instruct all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Servicer shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.9), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt.

Section 5.5 Reporting Requirements of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Servicer shall furnish to the Agent for distribution to the Purchasers:

(a) Monthly Reports. During the existence of a Triggering Event, within 30 days after the end of each of the first two fiscal months in each fiscal quarter of Lyondell, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of stockholders’ equity and cash flow) showing the financial condition and results of operation of Lyondell and its Consolidated Subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a Principal Financial Officer of Lyondell as being the same monthly financial statements generated in accordance with Lyondell’s normal procedures and submitted to management of Lyondell. The Agent and the Purchasers acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section 5.5(a) will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.

(b) Quarterly Reports. Subject to the last paragraph of this Section 5.5, within 50 days after the end of each of the first three fiscal quarters of each Fiscal Year, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of stockholders’ equity and cash flow) showing the financial condition and results of operations of Lyondell and its Consolidated Subsidiaries as of the end of and for such fiscal quarter, in each case certified by a Principal Financial Officer of Lyondell as presenting fairly, in all material respects, the financial position and results of operations of Lyondell and its Consolidated Subsidiaries and as having been prepared in accordance with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q.

(c) Annual Reports. Subject to the last paragraph of this Section 5.5, within 100 days after the end of each Fiscal Year, consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of stockholders’ equity and cash flows) showing the financial condition and results of operations of the Servicer and its Consolidated Subsidiaries as of the end of and for such Fiscal Year. The consolidated financial statements of the Servicer and its Consolidated Subsidiaries delivered pursuant to this paragraph will be audited and reported on by independent public accountants of recognized standing and shall be accompanied by a statement of such firm of independent public accountants stating whether during the course of their examination of such financial statements they obtained knowledge of any Potential Event of Termination or any Event of Termination existing on the date of such statements (which statement may be limited to the extent required by accounting rules or guidelines, including the rules and guidelines of the public accounting firm giving such statements).

(d) Principal Financial Officer’s Certification. Concurrently with (b) and (c) above, a certificate of a Principal Financial Officer of the Servicer,

(i) certifying that to the best knowledge of such Principal Financial Officer no Potential Event of Termination or Event of Termination has occurred and is continuing or, if a Potential Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(ii) solely in the case of (c) above, certifying that except as previously notified to the Agent pursuant to Section 5.3(g) or Section 5.6(b) there has been no change in any Transaction Party’s name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(e) Public Reports. Subject to the last paragraph of this Section 5.5, promptly after the same shall have been filed or furnished as described below, copies of such registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Lyondell or any Subsidiary with the SEC pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules promulgated thereunder.

(f) Seller Report. On or prior to the tenth Business Day of each calendar month:

(i) a Seller Report relating to each Receivable Interest, as of the close of business of the Servicer on the last day of the immediately preceding calendar month;

(ii) a listing of the ten Obligors owing the greatest dollar amount of Pool Receivables, together with a report setting forth (A) the name of such Obligor, (B) the balance of the Pool Receivables owing by such Obligor as of such date, and (C) a summary of credit terms applicable to such Pool Receivables under the applicable Contract;

(iii) a listing by Obligor of all Pool Receivables, together with an analysis as to the aging of such Receivables, as of such last day; and

(iv) such other information as shall be reasonably requested from time to time by the Agent or by the Agent at the request of the Required Purchasers;

provided, that during the existence of a Triggering Event, on the second Business Day of each calendar week, the Servicer shall deliver a Seller Report relating to each Receivable Interest as of the close of business on the last day of the immediately preceding calendar week, except that, to the extent the information otherwise required to be set forth in a monthly Seller Report is not generally available to the Servicer on a weekly basis, the Seller Report shall be prepared on the basis of the aggregate amount of Collections from the Pool Receivables received by or on behalf of the Servicer as of the end of the immediately preceding calendar week and the aggregate of sales and billings of each Originator as of the end of the immediately preceding calendar week and otherwise on the basis of the applicable information contained in the most recent monthly Seller Report received by the Agent.

(g) Net Receivables Pool Balance Report. As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Servicer first becomes aware that any of the following is true: (i) the Net Receivables Pool Balance is less than 75% of the Net Receivables Pool Balance reflected in the most recent Seller Report delivered pursuant to clause (f) above, or (ii) the Net Receivables Pool Balance is less than 105% of the Required Net Receivables Pool Balance (giving effect to any calculated reduction in Capital by an amount equal to the amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6(a)(iii) or (iv) or Section 2.7(a)(iii) or (iv), as applicable, as of the close of business on the relevant day of determination), or (iii) the outstanding Capital exceeds the Net Receivables Pool Balance as a result of a decrease therein, a statement of a Responsible Officer of the Servicer setting forth details of such event and, in the case of clause (iii) such notice shall also include the amount of such excess.

(h) Litigation, Etc. Give the Agent prompt written notice (which the Agent shall promptly deliver to the Purchasers) after any Responsible Officer learns of the following:

(i) the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the transactions contemplated by the Transaction Documents, including the making of the Capital Investments, or having the effect of invalidating any provision of this Agreement or any other Transaction Document or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(ii) the filing or commencement of any action, suit or proceeding against any Transaction Party or any Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable likelihood of an adverse determination and which, if determined adversely to such Transaction Party or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect;

(iii) any member of the ERISA Group (A) giving or being required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or such ERISA Group Member knowing that the plan administrator of any Plan has given or is required to give notice of any such reportable event, and such notice to the Agent shall attach a copy of the notice of such reportable event given or required to be given to the PBGC; (B) receiving notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, and such notice to the Agent shall attach a copy of such notice; (C) receiving notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, and such notice to the Agent shall attach a copy of such notice; (D) applying for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, and such notice to the Agent shall attach a copy of such application; (E) giving notice of intent to terminate any Plan under Section 4041(c) of ERISA, and such notice to the Agent shall attach a copy of such notice and other information filed with the PBGC; (F) giving notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, and such notice to the Agent shall attach a copy of such notice; or (G) failing to make any payment or contribution to any Plan or Multiemployer Plan or making any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and such notice to the Agent shall attach a certificate of Lyondell’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which Lyondell or applicable member of the ERISA Group is required or proposes to take;

(iv) the existence of (i) any Triggering Event or (ii) any Potential Event of Termination or Event of Termination, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

(i) Information Regarding the Servicer. Give the Agent at least 20 days’ prior written notice of any proposal to change the Servicer’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number or (v) Federal Taxpayer Identification Number.

(j) Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Receivables, the Related Security, the Contracts, the Restricted Accounts or the condition or operations, financial or otherwise, of any Transaction Party as the Agent may from time to time reasonably request.

Information required to be delivered pursuant to Sections 5.5(b), 5.5(c) and 5.5(e) shall be deemed to have been delivered on the date on which the Servicer provides notice to the Agent that such information has been posted on Lyondell’s website on the Internet at www.lyondell.com or at www.sec.gov or at another website identified in such notice and accessible by the Purchasers without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.5(d), (ii) the certification referred to in Section 5.5(b) shall be deemed made on the date on which the Servicer provides notice to the Agent (as contemplated above) that the information referred to in such paragraph has been posted as described above and (iii) the Servicer shall deliver paper copies of the information referred to in Sections 5.5(b), 5.5(c) and 5.5(e) to the Agent for distribution to (x) any Purchaser to which the above referenced websites are for any reason not available if such Purchaser has so notified the Servicer and (y) any Purchaser that has notified the Servicer that it desires paper copies of all such information.

Section 5.6 Negative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Servicer shall not:

(a) Change in Business Lines or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Pool Receivables.

(b) Organizational Documents; Change of Name, Etc.

(i) Amend, supplement or otherwise modify the Constituent Documents of the Seller.

(ii) Change, or cause any other Transaction Party to change, its name, identity, form of legal structure or jurisdiction of organization, unless, prior to the effective date of any such change, the Servicer delivers to the Agent (x) UCC financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Receivable Interests contemplated by this Agreement and (y) if the identity or structure of a Transaction Party has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements or other control agreements with such Transaction Party to take control of the Lock-Box Accounts and other Restricted Accounts pursuant to Section 6.3(a), new Lock-Box Agreements and other control agreements executed by such Transaction Party and the relevant banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(c) Accounting. Cause or permit the Seller to account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Receivables Sale Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or to account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Interests by the Seller to the Agent for the account of the Purchasers.

(d) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2, extend, amend or otherwise modify the terms or Outstanding Balance of any Pool Receivable, or extend, amend, modify or waive any term or condition of any Contract related thereto.

(e) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or any Originator, as applicable.

(f) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or grant permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(g) Voluntary Petitions. Cause the Seller to file a voluntary petition under the U.S. Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Seller is not “insolvent” within the meaning of the U.S. Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Seller’s Constituent Documents.

(h) Maintenance of Seller’s Separate Existence. Take any action, or omit to take any action, if the effect is to cause the Seller to fail to perform or observe in any material respect the covenants contained in Section 5.1(d) and Section 5.1(j) above or to otherwise cause the Seller not to be considered as legal entity separate and distinct from Lyondell or any other Affiliates or Subsidiaries.

ARTICLE VI

ADMINISTRATION AND COLLECTION

Section 6.1 Designation of Servicer.

(a) The Pool Receivables shall be serviced, administered and collected by the Person (the “Servicer”) designated to do so from time to time in accordance with this Section 6.1. Until the Agent designates a new Servicer in accordance with Section 6.1(c), Lyondell is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b) The Servicer may subcontract with each Originator to service, administer or collect the Pool Receivables that any Originator creates, and may, with the prior consent of the Agent (such consent not to be unreasonably withheld or delayed), subcontract with any other Person to service, administer or collect the Pool Receivables, provided that such other Originator or other Person with whom the Servicer so subcontracts shall not become the Servicer hereunder and the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof.

(c) The Agent may at any time following the occurrence of an Event of Termination designate as Servicer any Person (including itself) to succeed Lyondell, or, as the case may be, any successor Servicer, if such Person (other than itself) shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof.

Section 6.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Seller, the Purchasers and the Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts.

(b) Unless an Event of Termination shall have occurred and be continuing, the Servicer may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof, (ii) extend the term of any Contract and (iii) amend, modify or waive any other terms and conditions of any Contract.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Sections 2.6, 2.7, 2.8 and 2.9. The Servicer shall as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(d) The Servicer shall hold in trust for the Seller and each Purchaser, in accordance with their respective interests, all Records that evidence or relate to the Pool Receivables. The Servicer shall, upon the occurrence and during the continuance of any Event of Termination, and at the request of the Agent, provide to the Agent the Records with respect to the Pool Receivables, provided that, in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, the Servicer will make available such Records only to the extent that the license for such property so permits.

Section 6.3 Rights of the Agent.

(a) The Seller and the Servicer each hereby transfer to the Agent the exclusive dominion and control of (x) the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments and (y) the other Restricted Accounts, and shall take any further action that the Agent may reasonably request to effect such transfer.

(b) At any time during the continuance of an Event of Termination:

(i) The Agent may notify, at the Seller’s expense, the Obligors of Pool Receivables, or any of them, of the ownership of Receivable Interests by the Purchasers.

(ii) The Agent may direct the Obligors of Pool Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under any Pool Receivable directly to the Agent or its designee.

(iii) The Seller and the Servicer each shall, at the Agent’s request and at the Seller’s and the Servicer’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.

(iv) The Seller and the Servicer each shall, at the Agent’s request, (A) assemble, and make available to the Agent at a place reasonably selected by the Agent or its designee, all of the Records which evidence or relate to the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect the Pool Receivables, provided that, in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, the Servicer will make available such Records only to the extent that the license for such property so permits, and provided, further, that during the continuance of a Potential Event of Termination, the Seller and the Servicer each shall, at the Agent’s request, commence the process of assembling such Records, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds of Pool Receivables in a manner reasonably acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(v) The Agent may take any and all commercially reasonable steps in the Seller’s or the Servicer’s name and on behalf of the Seller and the Purchasers necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller’s, or the Servicer’s name on checks and other instruments representing Collections or other proceeds of Pool Receivables, enforcing such Pool Receivables and the related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller or the Servicer might have done.

(c) At any time during the continuance of a Triggering Event, the Agent may, upon the instructions of the Required Purchasers and at the Seller’s expense, request any of the Obligors of Pool Receivables to confirm the Outstanding Balance of such Obligor’s Pool Receivables.

Section 6.4 Responsibilities of the Seller.

Anything herein to the contrary notwithstanding:

(a) The Seller and the Servicer each shall perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not release the Seller or the Servicer from such obligations or its obligations with respect to Pool Receivables or under the related Contracts; and

(b) Neither the Agent nor the Purchasers shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller or any Originator thereunder.

Section 6.5 Further Assurances.

(a) The Seller and the Servicer each agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agent may reasonably request, in order to perfect, protect or more fully evidence or maintain the validity and effectiveness of the Receivable Interests purchased by the Purchasers hereunder, to carry out more effectively the purposes of the Transaction Documents and to enable any of them or the Agent to exercise and enforce any of their respective rights and remedies under the Transaction Documents. Without limiting the generality of the foregoing, the Seller and the Servicer each will upon the request of the Agent, in order to perfect, protect or evidence such Receivable Interests: (i) file or cause to be filed such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary, or as the Agent may reasonably request; (ii) from and after April 1, 2004, mark conspicuously each invoice evidencing each Pool Receivable with a legend stating that such Pool Receivable and related Contract has been sold, transferred and assigned to the Seller; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. The Servicer also agrees to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Transaction Documents.

(b) The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto, now existing or hereafter arising, without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law.

(c) If the Servicer or the Seller fails to perform any agreement contained herein, then after notice to the Servicer or the Seller, as applicable, the Agent may itself perform, or cause performance of, such agreement, and the reasonable costs and expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 10.1 or Section 11.5, as applicable.

ARTICLE VII

EVENTS OF TERMINATION

Section 7.1 Events of Termination.

If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) The Seller or the Servicer shall fail to make any payment or deposit to be made by it hereunder when due and, except for deposits in respect of Capital, such failure shall continue for a period of at least five consecutive days; or

(b) Any representation or warranty made or deemed made by any Transaction Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or in any Seller Report, or Receivables Report or any other written report, certificate or information delivered by or on behalf of the Seller or any Originator or the Servicer (or any of their respective officers) pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made or deemed made or delivered; provided, however, that any such breach of a representation or warranty or any such inaccuracy that relates to a specific Pool Receivable shall not constitute an Event of Termination under this Section 7.1(b) if such breach or inaccuracy gives rise to an obligation of the Seller to make a payment under Section 2.9(c) in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; or

(c) (i) The Seller or the Servicer, as applicable, shall fail to perform or observe any term, covenant or agreement contained in Section Section 5.1(b), 5.1(f), 5.1(i), 5.1(j), 5.3, Section 5.4(a), 5.4(f), 5.4(i), 5.5(f), 5.5(g) or 5.6 of this Agreement; provided, however, that a default under Section 5.3(b) shall not constitute an Event of Termination under this Section 7.1(c)(i) if such default relates to a specific Pool Receivable and gives rise to an obligation of the Seller to make a payment under Section 2.9(c) in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; (ii) any Originator shall fail to perform or observe any term, covenant or agreement contained in Section 4.01(g), 4.01(i), 4.02(f) or 4.03 of the Receivables Sale Agreement; (iii) Lyondell shall fail to perform or observe any term, covenant or agreement contained in Sections 3.07 through 3.18 of the Lyondell Undertaking; (iv) (x) the Servicer shall fail to observe or perform any term, covenant or agreement contained in any of Sections 5.5(a) through 5.5(e) or Section 5.5(h) or 5.5(i) of this Agreement, (y) any Originator shall fail to observe or perform any term, covenant or agreement contained in Section 4.02 (excluding Section 4.02(f)) of the Receivables Sale Agreement, or (z) Lyondell shall fail to perform or observe any term, covenant or agreement contained in Section 3.01 or 3.03 of the Lyondell Undertaking, and, in such case, such failure shall continue for a period of five days; or (v) any Transaction Party shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Transaction Party becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Seller by the Agent or any Purchaser; or

(d) (i) Lyondell and its Subsidiaries shall fail to make one or more payments aggregating more than $50,000,000 in respect of Indebtedness or Derivatives Obligations when due or within any applicable grace period; or

(ii) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that (a) an event or condition which does not presently enable such holder or other Person to accelerate the maturity of such Indebtedness and which is subsequently waived or cured will then no longer constitute an Event of Termination hereunder; (b) the existence or exercise of rights of holders of Indebtedness under the Medium Term Notes to require repurchase thereof arising from the admission of Subsidiaries of Occidental to Equistar shall not give rise to an Event of Termination or Potential Event of Termination under this subsection; and (c) no Event of Termination shall arise under this Section 7.1(d) in respect of Indebtedness which is Guaranteed by, but is not otherwise Indebtedness of, Lyondell or any Material Subsidiary (including for this purpose the Lyondell Joint Ventures); or

(iii) an “Event of Default” shall exist under (and as defined in) the Credit Agreement; or, if the Intercreditor Agreement is then in effect, a notice to terminate the sale of Receivables under the Transaction Documents shall have been delivered under the Intercreditor Agreement; or

(e) Any Purchase shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest or security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto, except by reason of action taken voluntarily by the Agent, or the failure by the Agent to take action required to be taken by it under the Transaction Documents; provided, however, that any such event that relates to a specific Pool Receivable shall not constitute an Event of Termination under this Section 7.1(e) if the occurrence of such event gives rise to an obligation of the Seller to make a payment under Section 2.9(c)

in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount held in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; or

(f) (i) any Transaction Party or any Material Subsidiary (x) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or (y) shall fail generally to pay its debts as they become due; or (z) shall take any corporate action to authorize any of the foregoing; or (ii) an involuntary case or other proceeding shall be commenced against any Transaction Party or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (iii) an order for relief shall be entered against any Transaction Party or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect (for purposes of this Section 7.1(f), a Material Subsidiary includes the Lyondell Joint Ventures, but excludes LCR so long as LCR is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes); or

(g) Any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, if any of the foregoing could reasonably be expected to have a Material Adverse Effect (it being understood that the fact that Lyondell is a party to the PBGC Settlement Agreement is not, in itself, expected to have a Material Adverse Effect); or

(h) The Net Receivables Pool Balance shall be less than the Required Net Receivables Pool Balance (giving effect to any calculated reduction in Capital by an amount equal to the amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, as of the close of business on the relevant day of determination) for a period of 2 consecutive Business Days or more; or

(i) Any Transaction Document shall for any reason cease to be in full force and effect, or any Transaction Party shall so state in writing; or

(j) A Change of Control shall occur; or

(k) (i) one or more judgments or orders for the payment of money shall be rendered by a court or other tribunal or governmental agency against the Seller or (ii) judgments or orders for the payment of money exceeding $50,000,000 in aggregate amount (exclusive of amounts covered by insurance as to which the carrier has not contested coverage) shall be rendered against a Transaction Party (other than the Seller) or any Subsidiary (including for this purpose the Lyondell Joint Ventures) and such judgments or orders shall continue undischarged, unsatisfied and unstayed for a period of 30 days; or enforcement remedies in respect of any such judgments or orders shall be commenced; or

(l) (i) Receivables Excess Availability shall for a period of two consecutive Business Days be less than (x) $25,000,000 from the Closing Date through June 30, 2005 or (y) $15,000,000 thereafter; or (ii) Total Excess Availability shall for a period of two consecutive Business Days be less than $50,000,000;

then, and in any such event, the Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Seller and the Servicer declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur; provided, that, (x) if the Intercreditor Agreement is then in effect, automatically upon the second Business Day following the effectiveness of any notice to terminate the sale of Receivables under the Transaction Documents delivered in accordance with the Intercreditor Agreement, the Termination Date shall occur and (y) automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 7.1, the Termination Date shall occur, and the Agent may replace the Servicer pursuant to Section 6.1. Upon any such occurrence of the Termination Date, the Agent and each Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under any and all applicable laws, which rights shall be cumulative.

ARTICLE VIII

THE AGENT

Section 8.1 Authorization and Action.

(a) Each Purchaser hereby appoints CUSA as the Agent hereunder and each Purchaser authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Purchaser hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which the Agent is a party, to exercise all rights, powers and remedies that the Agent may have under such Transaction Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Transaction Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers, and such instructions shall be binding upon all Purchasers; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Purchasers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Agent agrees to give to each Purchaser prompt notice of each notice given to it by the Seller, Originator or Servicer pursuant to the terms of this Agreement or the other Transaction Documents.

(c) In performing its functions and duties hereunder and under the other Transaction Documents, the Agent is acting solely on behalf of the Purchasers and its duties are entirely administrative in nature. The Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Transaction Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser or holder of any other obligation under any Transaction Document. The Agent may perform any of its duties under any Transaction Document by or through its agents or employees.

Section 8.2 Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 6.1), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as otherwise agreed by the Agent and any Purchaser, the Agent: (i) may consult with legal counsel (including counsel for the Seller, the Servicer or any Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Seller or any Originator or to inspect the property (including the books and records) of the Seller or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3 CUSA and Affiliates.

With respect to any Capital or any Receivable Interest owned by it, CUSA shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not the Agent. CUSA and its Affiliates may generally engage in any kind of business with the Seller or any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Originator or any Obligor or any of their respective Affiliates, all as if CUSA were not the Agent and without any duty to account therefor to the Purchasers.

Section 8.4 Purchase Decisions.

Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any of its Affiliates or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase undivided ownership interests in Pool Receivables hereunder. Each Purchaser also acknowledges that it shall, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 8.5 Indemnification.

The Purchasers agree to indemnify the Agent (to the extent not promptly reimbursed by the Seller or the Servicer), ratably according to their Ratable Portion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or any action taken or omitted by the Agent under this Agreement or any other Transaction Document or any such instrument or document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Purchasers agree to reimburse the Agent, ratably according to their Ratable Portion, promptly upon demand for any costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) payable by the Seller to the Agent under Section 11.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Seller.

Section 8.6 Successor Agent

The Agent may resign at any time by giving written notice thereof to the Purchasers and the Seller. Upon any such resignation, the Required Purchasers shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Purchasers, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, selected from among the Purchasers. In either case, such appointment shall be subject to the prior written approval of the Seller (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Termination). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Transaction Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Transaction Documents.

Section 8.7 Posting of Approved Electronic Communications.

(a) Subject to certain limited exceptions in respect of which the Servicer or the Seller has delivered prior written notice to the Agent, each of the Purchasers, the Servicer and the Seller agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Purchasers by posting such Approved Electronic Communications on “e-Disclosure”, the Agent’s internet delivery system that is part of Fixed Income Direct, Global Fixed Income’s primary web portal, or successor electronic platform chosen by the Agent to be its internet delivery system (the “Approved Electronic Platform”).

(b) Although the primary web portal is secured with a dual firewall and a user ID/password authorization system and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Purchasers, the Servicer and the Seller acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Purchasers, the Servicer and the Seller hereby approves, and the Servicer shall cause each Originator to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions not committed by it or in the absence of its gross negligence or willful misconduct in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Platform.

ARTICLE IX

ASSIGNMENT OF RECEIVABLE INTERESTS

Section 9.1 Purchaser’s Assignment of Rights and Obligations.

(a) Each Purchaser may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Receivable Interests owned by it); provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of such Purchaser’s rights and obligations under this Agreement and the Receivable Interests owned by it, (ii) in the case of any assignment by any Purchaser that is not assigning pursuant thereto all of its right and obligations under this Agreement, (A) the amount of the Commitment (determined as of the date of the applicable Assignment and Acceptance) being assigned pursuant to each such assignment shall be at least $5,000,000, or (B) the aggregate amount of all Commitments (determined as of the date of the applicable Assignments and Acceptances) being assigned by such Purchaser on such date to two or more Eligible Assignees that are Affiliates of each other shall be at least $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recording fee of $3,500, and (v) the consent of the Agent and, unless an Event of Termination has occurred and is continuing, the Seller shall first have been obtained. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the later of (x) the date the Agent receives the executed Assignment and Acceptance and (y) the date of such Assignment and Acceptance, (1) the Assignee thereunder shall be a party hereto and shall have all the rights and obligations of a Purchaser hereunder and (2) the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Agreement.

(b) By executing and delivering an Assignment and Acceptance, the assigning Purchaser and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; (ii) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Servicer or any Originator or the performance or observance by the Seller, the Servicer or any Originator of any of their respective obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received copies of this Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, the assigning Purchaser or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto; (v) such Assignee confirms that it is an Eligible Assignee; (vi) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such Assignee appoints as its agent the Servicer from time to time designated pursuant to Section 6.1 to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; and (viii) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Purchaser.

(c) Upon its receipt of an Assignment and Acceptance executed by any assigning Purchaser and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Seller and the Servicer.

(d) Any Purchaser may, in connection with any assignment or proposed assignment pursuant to Section 9.1, disclose to the assignee or proposed assignee any information relating to any Transaction Party or any Affiliate or Subsidiary furnished to the Purchasers by or on behalf of such Transaction Party or such Affiliate or Subsidiary, as applicable; provided that, prior to any such disclosure, each such assignee or proposed assignee shall execute an agreement whereby such assignee or proposed assignee shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and any Affiliate or Subsidiary received from the Agent or the Purchasers.

(e) Notwithstanding anything to the contrary contained herein, any Purchaser (a “Granting Purchaser”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Purchaser, identified as such in writing from time to time by the Granting Purchaser to the Agent and the Seller, the option to provide to the Seller all or any part of any Purchase that such Granting Purchaser would otherwise be obligated to make to the Seller pursuant to Section 2.2, provided that (i) nothing herein shall constitute a commitment to make any Purchase by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Purchase, the Granting Purchaser shall be obligated to make such Purchase pursuant to the terms hereof. The making of a Purchase by an SPC hereunder shall be deemed to utilize the Commitments of all the Purchasers to the same extent, and as if, such Purchase were made by the Granting Purchaser. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Purchaser would otherwise be liable, for so long as, and to the extent, the related Granting Purchaser makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.1, any SPC may assign all or a portion of its interests in any Receivable Interests to its Granting Purchaser or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Purchases made by such SPC or to support the securities (if any) issued by such SPC to fund such Purchases; provided, however, that except in the case of an assignment to a Granting Purchaser or a financial institution that is either an Affiliate of such SPC or another Purchaser, the Agent and, unless an Event of Termination has occurred and is continuing, the Seller must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and its Affiliates or Subsidiaries received from the Agent or Purchasers.

Section 9.2 The Register.

The Agent shall maintain at its office referred to in Section 11.3 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Purchasers and the Commitment of, and each Receivable Interest owned by, each Purchaser from time to time, which Register shall be available for inspection by the Seller at any reasonable time upon reasonable prior notice. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register as a Purchaser hereunder for all purposes of this Agreement. No Receivable Interest, nor any Assignment and Acceptance, shall be effective unless it is entered in the Register in due course.

Section 9.3 Participations.

With the prior written consent of the Agent, each Purchaser may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to Receivable Interests). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Transaction Documents, the consent to any departure by any Transaction Party therefrom, or to the exercising or refraining from exercising any powers or rights such Purchaser may have under or in respect of the Transaction Documents (including the right to enforce the obligations of any Transaction Party), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of Capital, Yield or fees) payable to such participant under the Transaction Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Purchaser, (w) such Purchaser’s obligations under the Transaction Documents shall remain unchanged, (x) such Purchaser shall remain solely responsible to the other parties for the performance of such obligations, (y) such Purchaser shall remain the holder of such Capital for all purposes of this Agreement and (z) the Seller, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.12(a), 2.13 and 2.14 as if it were a Purchaser; provided, however, that anything herein to the contrary notwithstanding, the Seller shall not, at any time, be obligated to make under Section 2.12(a), 2.13 or 2.14 to the participants in the rights and obligations of any Purchaser (together with such Purchaser) any payment in excess of the amount the Seller would have been obligated to pay to such Purchaser in respect of such interest had such participation not been sold. Any Purchaser may, in connection with any participation or proposed participation pursuant to Section 9.3, disclose to the participant or proposed participant any information relating to any Transaction Party or any Affiliate or Subsidiary of Lyondell furnished to the Purchasers by or on behalf of such Transaction Party or such Affiliate or Subsidiary, as applicable; provided that, prior to any such disclosure, each such participant or proposed participant shall execute an agreement whereby such participant or proposed participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and any Affiliate or Subsidiary of Lyondell received from the Agent or the Purchasers.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, (A) the Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, one or more of the following: (a) this Agreement or any other Transaction Document (other than the Lyondell Undertaking or the Servicer’s activities as Servicer) to which it is a party; (b) the use of proceeds of any Purchase or reinvestment; (c) the interest of any Purchaser in any Receivable, any Contract or any Related Security; or (d) any transaction contemplated by this Agreement or any other Transaction Document (other than the Lyondell Undertaking) to which it is a party; and (B) the Servicer hereby agrees to indemnify each Indemnified Party for Indemnified Amounts arising out of or resulting from the Lyondell Undertaking or the Servicer’s activities as Servicer or Buyer’s Servicer hereunder or under the other Transaction Documents; excluding, however, in all of the foregoing instances under clauses (A) and (B) above, Indemnified Amounts (1) to the extent resulting from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or, (y) the failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts or (2) that are subject to the exclusions from reimbursement or payment therefor under Section 2.14. Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the applicable Seller Party shall pay within five Business Days after demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

(i) any Receivable becoming a Pool Receivable which is stated to be, but is not, an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by such Seller Party (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Seller Report or other document delivered or to be delivered in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by such Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or any Related Security with respect thereto; or the failure of any Pool Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv) the failure to vest in the Purchaser of a Receivable Interest a first priority perfected undivided percentage ownership interest, to the extent of such Receivable Interest, in each Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Lien (except for Liens created pursuant to the Transaction Documents); or the failure of the Seller to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto transferred or purported to be transferred to the Seller under the Receivables Sale Agreement, free and clear of any Lien (except for Liens created pursuant to the Transaction Documents);

(v) the failure of such Seller Party to have filed, or any delay by such Seller Party in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Agent’s failure to take appropriate action;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable in, or purported to be in, the Receivables Pool (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(vii) any failure of such Seller Party to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii) any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

(ix) the commingling by such Seller Party of Collections of Pool Receivables at any time with other funds;

(x) any action or omission by such Seller Party, reducing or impairing the rights of any Purchaser of a Receivable Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Pool Receivable;

(xi) any cancellation or modification of a Pool Receivable, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Agent or a Servicer that is not Lyondell or an Affiliate or Subsidiary of Lyondell; provided that in no event shall Indemnified Amounts include any unpaid portion of a Pool Receivable effected by any such cancellation or modification;

(xii) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or any Contract or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related Contract or Related Security;

(xiii) the existence of any Lien (except for Liens created pursuant to the Transaction Documents) against or with respect to any Restricted Account or any Pool Receivable, the related Contract or the Related Security or Collections with respect thereto;

(xiv) any failure by such Seller Party to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by such Seller Party in connection with any Receivable or the related Contract or any Related Security with respect thereto;

(xv) any claim brought by any Person other than an Indemnified Party arising from any activity of such Seller Party in servicing, administering or collecting any Pool Receivable; or

(xvi) any failure by any Lock-Box Bank or other depository bank at which a Restricted Account is maintained to comply with the terms of the Transaction Document governing such Restricted Account to which it is a party.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or the Intercreditor Agreement, and no consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent and the Required Purchasers and, in the case of any such amendment, the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) without the prior written consent of each Purchaser,

(i) amend the definitions of “Eligible Receivable”, “Net Receivables Pool Balance”, “Required Net Receivables Pool Balance” or “Super Majority Purchasers”, “Required Purchasers”; or

(ii) amend, modify or waive any provision of this Agreement in any way which would

(A) reduce the amount of a Capital Investment or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof or reduce the Applicable Margin or change the order of application of Collections to the payment thereof, or

(B) impair any rights expressly granted to such Purchaser under this Agreement, or

(C) reduce fees payable by the Seller to or for the account of such Purchaser hereunder or delay the dates on which such fees are payable, or

(iii) amend or waive the Event of Termination contained in Section 7.1(f) relating to the bankruptcy of any Transaction Party, or amend or waive the Event of Termination contained in Section 7.1(h) relating to the Net Receivables Pool Balance, or

(iv) change the percentage of Commitments, or the number of Purchasers or Purchasers, which shall be required for the Purchasers or any of them to take any action hereunder, or

(v) amend this Section 11.1, or

(vi) extend the Commitment Termination Date, or

(vii) increase the amount of the Total Commitment, or

(viii) reduce the Reserve Percentage, or amend the definition of “Reserve Percentage”, in each case such that the Reserve Percentage is reduced, below 15%;

(b) without the consent of the applicable Purchaser, increase the Commitment of such Purchaser, subject such Purchaser to any additional obligations, or decrease the Receivable Interest of such Purchaser; and

(c) without the consent of the Super Majority Purchasers, amend the definitions of “Receivables Excess Availability” or “Total Excess Availability” amend, or waive any Event of Termination or Potential Event of Termination arising under, Section 7.1(l) hereof;

provided, however, that the Agent shall not, without the prior written consent of the Required Purchasers, either agree to any amendment or waiver of any other provision of the Lyondell Undertaking or any provision of any Intercreditor Agreement or other Transaction Document or consent to any departure from the Lyondell Undertaking or the Intercreditor Agreement or other Transaction Document by any party thereto, and provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Purchasers required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Transaction Documents, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Purchaser in addition to the Purchasers required above to take such action, affect the rights or duties of the Swing Purchaser under this Agreement or the other Transaction Documents.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Purchasers, the consent of the Required Purchasers is obtained but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained being referred to as a “Non-Consenting Purchaser”), then, so long as the Purchaser that is the same entity as the Agent is not a Non-Consenting Purchaser, at the Seller’s request, the Agent or an Eligible Assignee acceptable to the Agent shall have the right with the Agent’s consent and in the Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Agent’s request, sell and assign to the Purchaser that is the same entity as the Agent or to such Eligible Assignee, all of the Commitment and Receivable Interest of such Non-Consenting Purchaser for an amount equal to the outstanding Capital represented by the Receivable Interest of the Non-Consenting Purchaser plus all accrued Yield and fees with respect thereto through the date of sale less unamortized upfront fees, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

No failure on the part of any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2 Right of Set-off.

Each Purchaser is hereby authorized by the Seller upon the occurrence and during the continuance of an Event of Termination, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Purchaser to or for the credit or the account of the Seller against any and all of the obligations of the Seller now or hereafter existing under this Agreement to such Purchaser or, if such Purchaser is CUSA, to the Agent or any Affiliate thereof, irrespective of whether or not any formal demand shall have been made under this Agreement and although such obligations may be unmatured. Each Purchaser agrees promptly to notify the Seller after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Purchaser under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Purchaser may have.

Section 11.3 Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including, with respect to Approved Electronic Communications and other notices and communications described below, electronic mail), (i) to each of the Seller, the Servicer, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages hereof, (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser hereunder or (iii) to any party hereto at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.3 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.3.

Notices and other communications to the Purchasers hereunder not constituting Approved Electronic Communications may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Agent and the applicable Purchaser. Each of the Agent, the Seller and the Servicer may, in its discretion, agree to accept notices and other communications to it hereunder or under any other Transaction Document that do not constitute Approved Electronic Communications, by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 11.4 Binding Effect; Assignability.

This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, except that neither the Seller, any Originator, nor the Servicer shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Purchasers. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date, as no Capital or any other obligation of the Seller, any Originator, or the Servicer under any Transaction Document shall be outstanding; provided, however, that rights and remedies with respect to the provisions of Sections 2.12, 2.13, 2.14, 10.1, 11.5, 11.6, and 11.8 shall be continuing and shall survive any termination of this Agreement.

Section 11.5 Costs and Expenses.

The Seller shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agent and any local counsel retained by them, in connection with the syndication of the receivables facilities provided for herein, the preparation and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Purchaser, including the fees, charges and disbursements of any counsel for the Agent or any Purchasers, in connection with the enforcement or protection of its rights in connection with any Transaction Document, including its rights under this Section, or in connection with the Receivable Interests, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Receivable Interests. It is understood that reimbursement of the Agent in respect of matters covered by Section 5.1(f) or 5.4(f) of this Agreement is subject to the applicable limitations specified herein.

Section 11.6 Confidentiality.

Each of the Agent, the Purchasers and the SPC’s (as defined in Section 9.1(e)) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Transaction Document or any suit, action or proceeding relating to any Transaction Document or the enforcement of rights thereunder, (f) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (including any assignee or any prospective assignee of an SPC of the type described in the last sentence of Section 9.1(e)), (g) with the consent of the Seller or any other Transaction Party, (h) for purposes of Section 9.1(e) only, to any rating agency, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Purchaser on a nonconfidential basis from a source other than the Transaction Parties or (j) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section. For the purposes of this Section, “Information” means all information received from the Transaction Parties relating to the Transaction Parties and their Affiliates or Subsidiaries or their respective businesses, other than any such information that is available to the Agent or any Purchaser on a nonconfidential basis prior to disclosure by any Transaction Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision herein, each Purchaser and the Agent (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Purchaser relating to such tax treatment and tax structure.

Section 11.7 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11.8 Jurisdiction, Etc.

(a) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, the City of New York, or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Seller and the Servicer hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each of the Seller and the Servicer hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Transaction Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Seller or Servicer, as the case may be, at its address specified in Section 11.3. Each of the Seller and Servicer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.8 shall affect the right of the Agent or any Purchaser to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Seller or Servicer or any other Transaction Party in any other jurisdiction.

Section 11.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 11.10 Intent of the Parties.

It is the intention of the parties hereto that each Purchase and reinvestment shall convey to each Purchaser, to the extent of its Receivable Interests, an undivided ownership interest in the Pool Receivables, and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes other than for federal income tax purposes. If, notwithstanding such intention, the conveyance of the Receivable Interests from the Seller to any Purchaser shall ever be recharacterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and the Seller hereby grants to the Agent for the benefit of itself and each such Purchaser a duly perfected first priority security interest in all of the Seller’s right, title and interest in, to and under the Pool Receivables and the Related Security and Collections in respect thereof, the Restricted Accounts and all proceeds thereof, free and clear of Liens (except for Permitted Liens) and Seller also hereby grants to the Agent for the benefit of itself and each Purchaser a duly perfected first priority security interest in all of the Seller’s right, title and interest in, to and under any Cash Assets and any cash collateral under this Agreement.

Section 11.11 Entire Agreement.

This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 11.12 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.13 Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents, the Purchases or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

LYONDELL FUNDING II, LLC, as Seller

By:	/s/ Charles L. Hall
Name:	Charles L. Hall
Title:	Vice President and Controller

Address:	One Houston Center 1221 McKinney Street Houston, TX 77010 Attention: Assistant Treasurer

Telephone No.: 713/652-7200
Telecopier No.: 713/652-4598

LYONDELL CHEMICAL COMPANY, as Servicer

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

Address:	One Houston Center 1221 McKinney Street Houston, TX 77010 Attention: Assistant Treasurer

Telephone No.: 713/652-7200
Telecopier No.: 713/652-4598

Receivables Purchase Agreement

AGENT

CITICORP USA, INC., as Asset Agent and Administrative Agent

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Vice President

Address:	388 Greenwich Street 19th Floor New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 816-2329
Telecopier No.: (212) 816-2613

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

CITICORP GLOBAL MARKETS INC., as Sole Lead Arranger and Sole Bookrunner

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Authorized Signer

Address:	388 Greenwich Street 19th Floor New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 816-2329
Telecopier No.: (212) 816-2613

Bank of America, N.A., as an Initial Purchaser

Receivables Purchase Agreement

By:	/s/ Stephen King
Name:	Stephen King
Title:	Vice President

Address:	Bank of America, N.A. 55 South Lake Avenue, Suite 900 Pasadena, CA 91191

Telephone No.: (626) 397-1229
Telecopier No.: (626) 397-1275

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as an Initial Purchaser

By:	/s/ S. William Fox
Name:	S. William Fox
Title:	Director

Address:	11 Madison Avenue New York, NY 10010

Telephone No.: 212-325-9923
Telecopier No.: 212-325-8615

By:	/s/ Denise L. Alvarez
Name:	Denise L. Alvarez
Title:	Associate

Address:	11 Madison Avenue
New York, NY 10010

Telephone No.: 212-538-0938
Telecopier No.: 646-935-7806

Receivables Purchase Agreement

WELLS FARGO FOOTHILL, LLC, as an Initial Purchaser

By:	/s/ Sanat S. Amladi
Name:	Sanat S. Amladi
Title:	Vice President

Address:	2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404

Telephone No.: (310) 453-7394
Telecopier No.: (310) 453-7447

Bank One, NA, as an Initial Purchaser

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Director

Address:	1717 Main Street, LL1 Dallas, TX 75201

Telephone No.: 214 290-2596
Telecopier No.: 214 290-5382

National City Commercial Finance, Inc., as an Initial Purchaser

By:	/s/ James C. Ritchie
Name:	James C. Ritchie
Title:	Vice President

Address:	1965 East 6th Street, Suite 400 Locator 01-3049 Cleveland, OH 44114

Telephone No.: (216) 222-9918
Telecopier No.: (216) 222-9555

Receivables Purchase Agreement

The Bank of New York, as an Initial Purchaser

By:	/s/ Raymond J. Palmer
Name:	Raymond J. Palmer
Title:	Vice President

Address:	The Bank of New York Attn: Lisa Williams One Wall Street, 19th Floor New York, NY 10286

Telephone No.: 212-635-7834
Telecopier No.: 212-635-7923

Receivables Purchase Agreement